UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
______________________________________________________

FORM S-1
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
______________________________________________________

SKAJAQUODA GROUP INC.
(Exact name of registrant as specified in its charter)

DELAWARE (State or other jurisdiction of Incorporation or organization)	6282 (Primary Standard Industrial Classification Code Number)	45-2117356 (I.R.S. Employer Identification Number)

1001 Society Drive, Claymont, Delaware, USA (302) 504-4448

(Address, including zip code, and telephone number, including area code, of registrants principal executive offices)

Skajaquoda Capital LLC, 2900 Society Drive #1001, Claymont, DE 19703 (302) 504-4448
(Name, address, including zip code, and telephone number, including area code, of agent for service)
______________________________________________________

Approximate date of commencement of proposed sale to public: As soon as practicable after the effective date of this Registration Statement.

If any securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act, check the following box. x

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b2 of the Exchange Act

Large accelerated filer	Accelerated filer	Non-accelerated filer (Do not check if a smaller reporting company)	Smaller reporting company x

CALCULATION OF REGISTRATION FEE
Title of Each Class of Securities To Be Registered	Amount To Be Registered	Number of Shares To Be Registered	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee (1)
Common Stock	$20,000	400,000	$0.05	$2.32

(1) The registration fee is calculated pursuant to Rule 457(c) under the Securities Act.

The Registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THE PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

Subject to Completion, Dated December ___, 2011

PROSPECTUS

Skajaquoda Group inc.

400,000 SHARES OF COMMON STOCK

400,000 shares of common stock of Skajaquoda Group inc. at a fixed price of $0.05 per share. We will not receive any of the proceeds from the sale of these shares. The shares were acquired by the selling shareholder(s) directly from us in a private offering of our common stock that was exempt from registration under the securities laws. The selling shareholder(s) has set an offering price for these securities of $0.05 per share and an offering period of four months from the date of this prospectus. This is a fixed price for the duration of the offering.

Our common stock is presently not traded on any market or securities exchange. The fixed offering price of $0.05 may not reflect the market price of our shares after the offering.

This investment involves a high degree of risk. You should purchase shares only if you can afford a complete loss. See “Risk Factors” on page 5 to read about factors you should consider before buying shares of the common stock.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

Shares Offered by Selling Shareholders	Price To Public	Selling Agent Commissions	Proceeds to Selling Shareholder
Per Share	$0.05	Not applicable	$0.05
Minimum Purchase	Not applicable	Not applicable	Not applicable
Total Offering	$20,000.00	Not applicable	$20,000.00

This Prospectus is dated December ___, 2011 (subject to completion).
Skajaquoda Group inc.
1001 Society Drive, Claymont, Delaware, USA (302) 504-4448

PART I

PROSPECTUS SUMMARY

Skajaquoda Group inc.

The following summary information is qualified in its entirety by the detailed information and financial statements appearing elsewhere in the Prospectus.

This summary highlights information contained elsewhere in this prospectus. It does not contain all of the information that you should consider before investing in our common stock. You should read the entire prospectus carefully, including the section entitled "Risk Factors" and our consolidated financial statements and the related notes. In this prospectus, we refer to Skajaquoda Group inc. as "Skajaquoda", "the Company", "we", "us" and "our,".

Background

We were incorporated in the state of Delaware on April 29, 2011. Our business office is located at 1001 Society Drive, Claymont, Delaware, 19703. Our telephone number is (302) 504 4448. We plan on becoming a registered investment advisor. We have no plans to change our planned business activities or to combine with another business and we are not aware of any events or circumstances that might cause these plans to change. We are a development stage company with a limited business history and have received a going concern opinion from our auditor.

Overview

Our firm's hallmark investment product will be the Skajaquoda Fund 1 and will be initially offered through a alternative investment fund. Technological advancements have made other options economically feasible, such as separately managed portfolios for large accounts.

Skajaquoda Group is structured as a corporation designed to capitalize on industry research performed by the founder and CEO, Einar Agustsson. Mr. Agustsson has been actively investing on international financial markets for a decade both as a private and professional investor. He has run his own privately held investment company since 2003 and has gained good experiance with most types of investment securities. Mr. Agustsson also has many years of management experience through his role as Chief Executve Officer and Chief Investment Officer of his company. Mr. Agustsson studied General Business Administration at the Reykjavik University 2004-2007 (located in Reykjavik, Iceland).

We believe being a public company will grant us easier access to additional funds through borrowing or by another private placement than if we would remain a private company. We also believe being publicly quoted will increased the company´s visibility and assist us in gaining new clients and to attract future employees.

Skajaquoda Group has reserved the domain name skajaquoda.com for purposes associated with this business.

Registration as an invesmtent company:

The Company believes that the Company will not meet the definition of “investment company” set forth in Section 3(a)(1)(C) or (A) of the Investment Company Act of 1940 (“1940 Act”). 2 First, the Company will not own “investment securities” exceeding 40% of its total assets, as that term is defined in Section 3(a)(2) of the 1940 Act, and therefore will not be an investment company under Section 3(a)(1)(C) of the 1940 Act. Alternatively, even if the Company were deemed to be an investment company under Section 3(a)(1)(C) of the 1940 Act, it will be entitled to rely on Rule 3a-1’s exclusion from Section 3(a)(1)(C) of the 1940 Act because it will meet the 45% total asset and net income tests set forth in the Rule. As to Section 3(a)(1)(A) of the 1940 Act, the Company does not believe that the Company will be an investment company as defined in that Section’s “primarily engaged” test.

Applicable law. Section 3(a)(1) of the 1940 Act provides, in relevant part, that the term “investment company” means any issuer that

(A) is or holds itself out as being engaged primarily, or proposes to engage primarily, in the business of investing, reinvesting, or trading in securities; . . . or

(C) is engaged or proposes to engage in the business of investing, reinvesting, owning, holding, or trading in securities, and owns or proposes to acquire investment securities having a value exceeding 40 per centum of the value of such issuer’s total assets (exclusive of Government securities and cash items) on an unconsolidated basis.

Section 3(a)(2) of the 1940 Act defines “investment securities” as including:

all securities except (A) Government securities, (B) securities issued by employees’ securities companies, and (C) securities issued by majority-owned subsidiaries of the owner which (i) are not investment companies, and (ii) are not relying on the exception from the definition of investment company in paragraph (1) or (7) of subsection (c).

1             Section 3(a)(1)(B) of the 1940 Act applies to issuers of face-amount certificates of the installment type. Given that the Company does not issue face-amount certificates, we have omitted an analysis of this section.

Any “issuer,” which is defined as “every person who issues or proposes to issue any security,”3 would be an investment company if it falls within either the Section 3(a)(1)(A) or the Section 3(a)(1)(C) of the 1940 Act definition of “investment company,” unless it qualifies for one of the available exclusions or exceptions. The Company will not fall within the definition of investment company under Section 3(a)(1)(A) of the 1940 Act. With respect to Section 3(a)(1)(C) of the 1940 Act, the relevant exclusion is Rule 3a-1 under the 1940 Act.

Rule 3a-1 generally provides that, notwithstanding Section 3(a)(1)(C) of the 1940 Act, an issuer is not an investment company if:

(a) no more than 45 percent of the value (as defined in section 2(a)(41) of the 1940 Act) of such issuer’s total assets (exclusive of Government securities and cash items) consists of, and no more than 45 percent of such issuer’s net income after taxes (for the last four fiscal quarters combined) is derived from, securities other than:
                (1)           Government securities;
                (2)           Securities issued by employees’ securities companies;
                (3)           Securities issued by majority-owned subsidiaries of the issuer (other than subsidiaries relying on the exclusion from the definition of investment company in section 3(b)(3) or section 3(c)(1) of the Act) which are not investment companies; and
                (4)           Securities issued by companies:

(i) Which are controlled primarily by such issuer;

(ii) Through which such issuer engages in a business other than that of investing, reinvesting, owning, holding or trading in securities; and

(iii) Which are not investment companies;

(b) The issuer is not an investment company as defined in section 3(a)(1)(A) or 3(a)(1)(B) of the Act and is not a special situation investment company; and

2             See Section 2(a)(22) of the 1940 Act. Section 2(a)(28) of the 1940 Act defines “person” as “a natural person or company.” “Company” is defined in Section 2(a)(8) of the 1940 Act as “a corporation, a partnership, an association, a joint-stock company, a trust, a fund, or any other organized group of persons whether incorporated or not.”

(c) The percentages described in paragraph (a) of this section are determined on an unconsolidated basis, except that the issuer shall consolidate its financial statements with the financial statements of any wholly-owned subsidiaries.

“Control” is defined in Section 2(a)(9) of the 1940 Act in relevant part as “the power to exercise a controlling influence over the management or policies of a company, unless such power is solely the result of an official position with such company. Any person who owns beneficially, either directly or through one or more controlled companies, more than 25 per centum of the voting securities of a company shall be presumed to control such company. Any person who does not so own more than 25 per centum of the voting securities of any company shall be presumed not to control such company.”

A “majority-owned subsidiary” is defined in Section 2(a)(24) of the 1940 Act as “a company 50 per centum or more of the outstanding voting securities of which are owned by such person, or by a company which, within the meaning of this paragraph, is a majority-owned subsidiary of such person.”

Section 3(c)(2)(A) of the 1940 Act provides, in relevant part, that the following will not be an investment company within the meaning of the 1940 Act: “Any person primarily engaged in the business of underwriting and distributing securities issued by other persons, selling securities to customers, acting as broker, and acting as market intermediary, or any one or more of such activities, whose gross income normally is derived principally from such business and related activities.”

The Skajaquoda Fund 1
The Skajaquoda Fund 1 will be a multi-strategy fund which goal is to generate outstanding returns on a rolling 18-24 month time horizon through the use of fundamental research across multiple industry sectors in order to generate an edge of insight or factual information. Once such information is obtained, the Company will determine if the information will put a company or an industry in a position to achieve success. Companies showing strong attributes will be considered for investment. Depending on the market environment, the Company's portfolio may be hedged at times using short sales of stocks, options, futures and other derivative securities, including but not limited to swap baskets. The Investment Management Company uses many factors to determine which companies should be considered for further research. In a broad equity market, it is of paramount importance to be able to screen for ideas in a disciplined and efficient manner. A thorough filtering process allows the Investment Management Company to focus on what is relevant. In essence, the Investment Management Company's process is predicated on having a high success rate on a small set of companies rather than attempting to form an opinion on too large a universe. Accordingly, idea generation is critical and relies on the following sources: company meetings, conferences, experienced peers, survey work, qualitative screens, periodicals, extensive network of contacts, the Company's investors and Wall Street reports.

We are not a "blank check company," as we do not intend to participate in a reverse acquisition or merger transaction. A "blank check company" is defined by securities laws as a development stage company that has no specific business plan or purpose or has indicated that its business plan is to engage in a merger or acquisition with an unidentified company or companies, or other entity or person.

Our offices are located at 1001 Society Drive, Claymont, DE 19703, (302) 504-4448.

THE OFFERING

The selling shareholders named in this prospectus is offering 400,000 shares of common stock of Skajaquoda Group inc. at a fixed price of $0.05 per share. We will not receive any of the proceeds from the sale of these shares. The shares were acquired by the selling shareholders directly from us in a private offering of our common stock that was exempt from registration under the securities laws. The selling shareholder has set an offering price for these securities of $0.05 per share and an offering period of four months from the date of this prospectus. This is a fixed price for the duration of the offering.

Our common stock is presently not traded on any market or securities exchange. The fixed offering price of $0.05 may not reflect the market price of our shares after the offering.

Securities Offered	400,000 par value $0.00001 Common Stock
Offering Price	$0.05 per share
Offering Price	20,000
Shares to be Outstanding after the offering	1,000,000
Net proceeds	$20,000 assuming that the maximum number of shares are sold.
Use of Proceeds	We will not receive any proceeds from the sale of the common stock by the selling shareholder

SELECTED FINANCIAL INFORMATION

The following selected financial data has been derived from our financial statements. We have prepared our financial statements in accordance with generally accepted accounting principles. The information below should be read in connection with "Management's Discussion and Analysis or Plan of Operation" and our Financial Statements and related notes. The following information is presented for the period of April 29, 2011 (inception) to June 30, 2011, the three months ended Septemer 30, 2011 and for the period of April 29, 2011 (inception) to September 30, 2011.

		April 29, 2011 (inception) to September 30, 2011	Three months ended September 30, 2011	April 29, 2011 (inception) to June 30, 2011
Statement of Operations Data
	Net Revenue	$30,201	$0	$30,201
	Operating Expenses	8,399	6,149	2,250
	Net Income (Loss)*	12,299	(6,149)	18,448
Balance Sheet Data
	Total Current Assets	123,311	123,311	27,360
	Current Liabilities	110,000	110,000	9,503
	Stockholders Equity	32,438	32,438	38,587

(See Financial Statements for complete financial information)

*Such performance is not typical as it does not include the cost of contributed services. Please see full discussion under related party transactions on page 37 and in Note 6 on page 49.

RISK FACTORS

INVESTING IN OUR SECURITIES INVOLVES A HIGH DEGREE OF RISK. IN ADDITION TO THE OTHER INFORMATION CONTAINED IN THIS PROSPECTUS, PROSPECTIVE PURCHASERS OF THE SECURITIES OFFERED HEREBY SHOULD CONSIDER CAREFULLY THE FOLLOWING FACTORS IN EVALUATING THE COMPANY AND ITS BUSINESS.

BECAUSE WE HAVE A LIMITED OPERATING HISTORY, IT IS DIFFICULT TO EVALUATE OUR BUSINESS AND PROSPECTS.

The Company commenced operations as Skajaquoda Group inc on 29th of April 2011. Accordingly, we have a limited operating history from which you can evaluate our current business and our prospects. We will encounter risks and difficulties frequently experienced by early-stage companies in rapidly evolving industries. Some of these risks relate to our ability to:

attract and retain consumers on a cost-effective basis;
expand and enhance our service offerings;
respond to regulatory changes or demands;
respond to litigation;
operate, support, expand and develop our operations, our website and our software, communications and other systems;
diversify our sources of revenue;
maintain adequate control of our expenses;
raise additional capital;
respond to technological changes; and
respond to competitive market conditions.

If we are unsuccessful in addressing these risks or in executing our business strategy, our business, financial condition or results of operations may suffer.

OUR FINANCIAL CONDITION AND RESULTS OF OPERATION MAY BE ADVERSELY AFFECTED BY MARKET FLUCTUATIONS AND OTHER ECONOMIC FACTORS.

Our financial condition and results of operations may be adversely affected by market fluctuations and other economic factors. Significant downturns and volatility in equity and other financial markets could have an adverse effect on our financial condition and results of operations. General economic and market factors can affect our commission and fee revenue. For example, a decrease in market levels can:

(a) reduce new investments by both new and existing clients in financial products that are linked to the stock market.
(b) reduce the value of advisory and fund assets, thereby reducing asset-based fee income and
(c) motivate clients to withdraw funds from their accounts, reducing advisory and fund assets, advisory fee revenue and asset-based fee income.

LACK OF LIQUIDITY OR ACCESS TO CAPITAL COULD IMPAIR OUR BUSINESS AND FINANCIAL CONDITION.

Registered investment advisors must maintain certain levels of required capital. As a result, reduced levels of liquidity could have a significant negative effect on us. Some potential conditions that could negatively affect our liquidity include:

(a) illiquid or volatile markets;
(b) diminished access to debt or capital markets or
(c) unforeseen cash or capital requirements, adverse legal settlements or judgments.

We may need to rely on financing sources such as bank debt. The availability of additional financing will depend on a variety of factors such as

(a) market conditions;
(b) the general availability of credit;
(c) the overall availability of credit to the financial services industry;
(d) our credit ratings and credit capacity and
(e) the possibility that our stockholders, advisors or lenders could develop a negative perception of our long-or short-term financial prospects if the level of our business activity decreases due to a market downturn.

Similarly, our access to funds may be impaired if regulatory authorities take negative actions against us.

REGULATORY DEVELOPMENTS AND OUR FAILURE TO COMPLY WITH REGULATIONS COULD ADVERSELY AFFECT OUR BUSINESS BY INCREASING OUR COSTS AND EXPOSURE TO LITIGATION, AFFECTING OUR REPUTATION AND MAKING OUR BUSINESS LESS PROFITABLE.

Our business is subject to U.S. regulation and supervision. The securities industry in the United States is subject to extensive regulation under both federal and state laws. U.S. governmental or regulatory authorities continuously review legislative and regulatory initiatives and may adopt new or revised laws and regulations. There can also be no assurance that other federal or state agencies will not attempt to further regulate our business. These legislative and regulatory initiatives may affect the way in which we conduct our business and may make our business model less profitable. Our profitability could also be affected by rules and regulations that impact the business and financial communities generally and, in particular, our advisors’ clients, including changes to the laws governing taxation, privacy and data protection. Failure to comply with new rules and regulations could subject us to regulatory actions or litigation and it could have a material adverse effect on our business, results of operations, cash flows or financial condition. In addition, new rules and regulations could result in limitations on the lines of business we conduct, modifications to our business practices, increased capital requirements or additional costs.

IF WE DO NOT OBTAIN ADDITIONAL FINANCING, OUR BUSINESS WILL FAIL.

We will need to obtain additional financing in order to complete our business plan as we will not receive any funds from this registration.

We do not currently have any arrangements for financing and we can provide no assurance to investors that we will be able to find such financing. Obtaining additional financing would be subject to a number of factors including investor acceptance of our business plan and investor sentiment. These factors may make the timing, amount, terms or conditions of additional financing unavailable to us.

The most likely source of future funds presently available to us is through the sale of equity capital. Any sale of share capital will result in dilution to existing shareholders.

WE ARE A DEVELOPMENT STAGE COMPANY WITH A LIMITED BUSINESS HISTORY.

We are a development stage company with a limited business history

WE HAVE RECEIVED A GOING CONCERN OPINION FROM OUR AUDITOR.

In our last audit for the period of 04/29/2011(inception) to 06/30/2011 we received a going concern opinion from our auditor.

OUR OFFICER AND DIRECTOR HAS NO EXPERIENCE IN OPERATING OR MANAGING A PUBLIC COMPANY.

Our Officer and Director has no experience in operating or managing a public company

WE HAVE ONLY A LIMITED NUMBER OF CLIENTS AT ANY GIVEN TIME. EVEN IF WE OBTAIN NEW CLIENTS, THERE IS NO ASSURANCE THAT WE WILL MAKE A PROFIT.

We have only a limited number of clients at any given time. Even if we obtain new clients, there is no guarantee that we will generate a profit. If we cannot generate a profit, we will have to suspend or cease operations. We currently have three clients.

BECAUSE WE ARE SMALL AND DO NOT HAVE MUCH CAPITAL, WE MUST LIMIT MARKETING OF OUR SERVICES TO POTENTIAL KNOWN CLIENTS. AS A RESULT, WE MAY NOT BE ABLE TO ATTRACT ENOUGH CLIENTS TO OPERATE PROFITABLY. IF WE DO NOT MAKE A PROFIT, WE MAY HAVE TO SUSPEND OR CEASE OPERATIONS.

Because we are small and do not have much capital, we must limit marketing of our services. We will initially generate revenues through the sale of services. Because we will be limiting our marketing activities, we may not be able to attract enough clients to operate profitably. If we cannot operate profitably, we may have to suspend or cease operations.

OUR SERVICES ARE SUBJECT TO SEASONAL FLUCTUATIONS AND AS A RESULT THERE MAY BE PERIODS WHEN WE SUSPEND OPERATIONS.

Seasonal fluctuations in the investment market will adversely impact revenues and may impede future growth. Historically revenues in this area are strongest in the first and second quarters of the calendar year. Prolonged periods where there is a lack of revenue may cause cutbacks and create challenges for meaningful growth.

BECAUSE WE HAVE ONLY ONE OFFICER AND DIRECTOR WHO IS RESPONSIBLE FOR OUR MANAGERIAL AND ORGANIZATIONAL STRUCTURE, IN THE FUTURE, THERE MAY NOT BE EFFECTIVE DISCLOSURE AND ACCOUNTING CONTROLS TO COMPLY WITH APPLICABLE LAWS AND REGULATIONS WHICH COULD RESULT IN FINES, PENALTIES AND ASSESSMENTS AGAINST US.

We have only one officer and director. He is responsible for our managerial and organizational structure which will include preparation of disclosure and accounting controls under the Sarbanes Oxley Act of 2002. When these controls are implemented, they will be responsible for the administration of the controls. Should he not have sufficient experience, he may be incapable of creating and implementing the controls which may cause us to be subject to sanctions and fines by the SEC which ultimately could cause you to lose your investment.

BECAUSE WE DO NOT MAINTAIN ANY INSURANCE, IF A JUDGMENT IS RENDERED AGAINST US, WE MAY HAVE TO CEASE OPERATIONS.

We do not maintain any insurance and do not intend to maintain insurance in the future. Because we do not have any insurance, if we are made a party to a lawsuit, we may not have sufficient funds to defend the litigation. In the event that we do not defend the litigation or a judgment is rendered against us, we may have to cease operations.

BECAUSE AN INSIDER CONTROLS OUR ACTIVITIES, HE MAY BLOCK OR DETER ACTIONS THAT YOU MIGHT OTHERWISE DESIRE THAT BE TAKEN AND MAY CAUSE US TO ACT IN A MANNER THAT IS MOST BENEFICIAL TO SUCH INSIDER AND NOT TO OUTSIDE SHAREHOLDERS.

Our officer and director controls 60% of our common stock, and we do not have any non-employee directors. As a result, he effectively controls all matters requiring director and stockholder approval, including the election of directors, the approval of significant corporate transactions, such as mergers and related party transaction. He also has the ability to block, by his ownership of our stock, an unsolicited tender offer. This concentration of ownership could have the effect of delaying, deterring or preventing a change in control of our company that you might view favorably.

OUR MANAGEMENT DECISIONS ARE MADE BY OUR OFFICER AND DIRECTOR; IF WE LOSE THEIR SERVICES, OUR REVENUES MAY BE REDUCED.

The success of our business is dependent upon the expertise of Einar Agustsson. Because he is essential to our operations, you must rely on his management decisions. He will continue to control our business affairs after the filing. If we lose his services, we may not be able to hire and retain other officers and directors with comparable experience. As a result, the loss of his services could reduce our revenues.

BECAUSE THERE IS NOT NOW AND MAY NEVER BE A PUBLIC MARKET FOR OUR COMMON STOCK, INVESTORS MAY HAVE DIFFICULTY IN RESELLING THEIR SHARES.

Our common stock is currently not quoted on any market. No market may ever develop for our common stock, or if developed, may not be sustained in the future. Accordingly, our shares should be considered totally illiquid, which inhibits investors ability to resell their shares.

BECAUSE WE DO NOT HAVE AN AUDIT OR COMPENSATION COMMITTEE, SHAREHOLDERS WILL HAVE TO RELY ON THE COMPANY DIRECTOR, WHICH IS NOT INDEPENDENT, TO PERFORM THESE FUNCTIONS.

We do not have an audit or compensation committee comprised of independent directors. Indeed, we do not have any audit or compensation committee. These functions are performed by the board of directors as a whole. All members of the board of directors are not independent directors. Thus, there is a potential conflict in that board members who are management will participate in discussions concerning management compensation and audit issues that may affect management decisions.

OUR GROWTH CANNOT BE ASSURED. EVEN IF WE DO EXPERIENCE GROWTH, WE CANNOT ASSURE YOU THAT WE WILL GROW PROFITABLY.

Our business strategy is dependent on the growth of our business. For us to achieve significant growth, potential customers must accept our services as valuable.

WE OPERATE IN A HIGHLY COMPETITIVE MARKET, AND WE MAY NOT BE ABLE TO COMPETE EFFECTIVELY.

The investment market is intensely competitive and there may be larger more profitable companies with established business practices that will be in direct competition with our business model.

INTERRUPTIONS IN SERVICE FROM THIRD PARTIES COULD IMPAIR THE QUALITY OF OUR SERVICE.

We rely on third-party computer systems and other service providers. Third parties provide, for instance, our data center, telecommunications access lines and significant computer systems, support and maintenance services. Any interruption in these, or other, third-party services or deterioration in their performance could impair the quality of our service. We cannot be certain of the financial viability of all of the third parties on which we rely. If our arrangements with any of these third parties is terminated or if they were to cease operations, we might not be able to find an alternate provider on a timely basis or on reasonable terms, which could hurt our business.

IF WE FAIL TO INCREASE OUR BRAND RECOGNITION AMONG CONSUMERS, WE MAY NOT BE ABLE TO ATTRACT AND EXPAND OUR CLIENT BASE.

We believe that establishing, maintaining and enhancing the Company brand is a critical aspect of our efforts to attract and expand our client base. The number of companies that offer competing services increases the importance of establishing and maintaining brand recognition. In addition, we will need to increase our spending substantially on marketing and advertising with the intention of expanding our brand recognition to attract and retain users and to respond to competitive pressures. However, we cannot assure you that these expenditures will be effective to promote our brand or that our marketing efforts generally will achieve our goals.

WE HAVE ARBITRARILY DETERMINED THE OFFERING PRICE, WHICH EXCEEDS THE BOOK VALUE OF THE SECURITIES.

Investors may be unable to recoup their investment if the value of our securities does not materially increase. The offering price does not bear any relationship whatsoever to our assets, earnings, book value or any other objective standard of value. Therefore, investors may be unable to recoup their investment if the value of our securities does not materially increase. Among the factors we considered in determining the offering price were:

  Our lack of an operating history,
  The amount of capital to be contributed by purchasers in this offering in proportion to the amount of stock to be retained by our existing stockholders, and
  Our relative cash requirements.

EVOLVING GOVERNMENT REGULATION COULD IMPOSE TAXES OR OTHER BURDENS ON OUR BUSINESS, WHICH COULD INCREASE OUR COSTS OR DECREASE DEMAND FOR OUR PRODUCTS.

We must comply with laws and regulations applicable to investment management. Increased regulation of the industry or different applications of existing laws might slow the growth in the use of our services, which could decrease demand for our products, increase the cost of doing business or otherwise reduce our sales and revenues. The statutes and case law governing alternative investment funds are still evolving, and new laws, regulations or judicial decisions may impose on us additional risks and costs of operations. In addition, new regulations, domestic or international, regarding the privacy of our users personally identifiable information may impose on us additional costs and operational constraints.

THERE IS NO ESTABLISHED TRADING MARKET FOR OUR COMMON STOCK, AND THE MARKET PRICE OF OUR COMMON STOCK MAY BE HIGHLY VOLATILE OR MAY DECLINE REGARDLESS OF OUR OPERATING PERFORMANCE.

There has not been a public market for our common stock prior to this offering. We cannot predict the extent to which a trading market will develop or how liquid that market might become. If you purchase shares of common stock in this offering, you will pay a price that was not established in the public trading markets. The initial public offering price will be determined us. You may not be able to resell your shares above the initial public offering price and may suffer a loss on your investment.

The market prices of the securities of internet-related and online commerce companies have been extremely volatile. Broad market and industry factors may adversely affect the market price of our common stock, regardless of our actual operating performance. Factors that could cause fluctuation in the stock price may include, among other things:

changes in financial estimates by us or by any securities analysts who might cover our stock;
conditions or trends in the investment industry;
announcements by us or our competitors of significant acquisitions, strategic partnerships or divestitures;
announcements of investigations or regulatory scrutiny of our operations or lawsuits filed against us;
capital commitments;
additions or departures of key personnel;
sales of our common stock, including sales of our common stock by our director and officer or our Founding Principles; and
potential litigation

THE MARKET PRICES OF THE SECURITIES OF INVESTMENT-RELATED COMPANIES HAVE BEEN ESPECIALLY VOLATILE.

Broad market and industry factors may adversely affect the market price of our common stock, regardless of our actual operating performance. In the past, following periods of volatility in the market price of their stock, many companies have been the subject of securities class action litigation. If we were sued in a securities class action, it could result in substantial costs and a diversion of management's attention and resources and would adversely affect our stock price.

WE ARE GOVERNED SOLEY BY OUR ONE OFFICER AND DIRECTOR, AND, AS SUCH, THERE MAY BE SIGNIFICANT RISK TO THE COMPANY FROM A CORPORATE GOVERNANCE PERSPECTIVE.

Our executive officer and director makes decisions such as the approval of related party transactions, the compensation of Executive Officers, and the oversight of the accounting function. Accordingly, there will be no segregation of executive duties and there may not be effective disclosure and accounting controls to comply with applicable laws and regulations, which could result in fines, penalties and assessments against us. Accordingly, the inherent controls that arise from the segregation of executive duties may not prevail. In addition, our executive officer and director will exercise full control over all matters that typically require the approval of a Board of Directors. The actions of our executive officer and director are not subject to the review and approval of a Board of Directors and, as such, there may be significant risk to the Company from the corporate governance perspective.

Our Executive Officer and Director exercises control over all matters requiring shareholder approval including the election of directors and the approval of significant corporate transactions. We have not voluntarily implemented various corporate governance measures, in the absence of which, shareholders may have more limited protections against the transactions implemented by our executive officers and directors, conflicts of interest and similar matters.

We have not adopted corporate governance measures such as an audit or other independent committees as we presently only have one independent director. Shareholders should bear in mind our current lack of corporate governance measures in formulating their investment decisions.

WE RELY ON OUR OFFICER AND DIRECTOR FOR DECISIONS AND HE MAY MAKE DECISIONS THAT ARE NOT IN THE BEST INTEREST OF ALL STOCKHOLDERS.

We rely on our executive officer and director to direct the affairs of the company and rely upon them to competently operate the business. We do not have key man insurance on our executive officer and director and have no written employment agreement with him. Should something happen to our officer and director, this reliance on one individuals could have a material detrimental impact on our business and could cause the business to lose its place in the market, adversely affect our growth potential, or even fail. Such events could cause the value of our stock to decline or become worthless.

WE DO NOT EXPECT TO PAY ANY DIVIDENDS FOR THE FORESEEABLE FUTURE.

We do not anticipate that we will pay any dividends to our stockholders in the foreseeable future. Accordingly, investors must rely on sales of their common stock after price appreciation, which may never occur, as the only way to realize on their investment. Investors seeking cash dividends should not purchase our common stock.

OUR SHARES QUALIFY AS PENNY STOCKS AND, AS SUCH, ARE SUBJECT TO THE RISKS ASSOCIATED WITH "PENNY STOCKS". REGULATIONS RELATING TO "PENNY STOCKS" LIMIT THE ABILITY OF OUR SHAREHOLDERS TO SELL THEIR SHARES AND, AS A RESULT, OUR SHAREHOLDERS MAY HAVE TO HOLD THEIR SHARES INDEFINITELY.

The Company's common shares may be deemed to be "penny stock" as that term is defined in Regulation Section "240.3a51 -1" of the Securities and Exchange Commission (the "SEC"). Penny stocks are stocks: (a) with a price of less than U.S. $5.00 per share; (b) that are not traded on a "recognized" national exchange; (c) whose prices are not quoted on the NASDAQ automated quotation system (NASDAQ - where listed stocks must still meet requirement (a) above); or (d) in issuers with net tangible assets of less than U.S. $2,000,000 (if the issuer has been in continuous operation for at least three years) or U.S. $5,000,000 (if in continuous operation for less than three years), or with average revenues of less than U.S. $6,000,000 for the last three years.

Section "15(g)" of the United States Securities Exchange Act of 1934, as amended, and Regulation Section "240.15g(c)2" of the SEC require broker dealers dealing in penny stocks to provide potential investors with a document disclosing the risks of penny stocks and to obtain a manually signed and dated written receipt of the document before effecting any transaction in a penny stock for the investor's account. Potential investors in the Company's common shares are urged to obtain and read such disclosure carefully before purchasing any common shares that are deemed to be "penny stock".

Moreover, Regulation Section "240.15g -9" of the SEC requires broker dealers in penny stocks to approve the account of any investor for transactions in such stocks before selling any penny stock to that investor. This procedure requires the broker dealer to:

(a) obtain from the investor information concerning his or her financial situation, investment experience and investment objectives;
(b) reasonably determine, based on that information, that transactions in penny stocks are suitable for the investor and that the investor has sufficient knowledge and experience as to be reasonably capable of evaluating the risks of penny stock transactions; (c) provide the investor with a written statement setting forth the basis on which the broker dealer made the determination in (ii) above; and (d) receive a signed and dated copy of such statement from the investor confirming that it accurately reflects the investor's financial situation, investment experience and investment objectives. Compliance with these requirements may make it more difficult for investors in the Company's common shares to resell their common shares to third parties or to otherwise dispose of them. Shareholders should be aware that, according to Securities and Exchange Commission Release No. 34-29093, dated April 17, 1991, the market for penny stocks has suffered in recent years from patterns of fraud and abuse. Such patterns include:

(i) control of the market for the security by one or a few broker-dealers that are often related to the promoter or issuer;
(ii) manipulation of prices through prearranged matching of purchases and sales and false and misleading press releases;
(iii) boiler room practices involving high-pressure sales tactics and unrealistic price projections by inexperienced sales persons;
(iv) excessive and undisclosed bid-ask differential and markups by selling broker-dealers; and
(v) the wholesale dumping of the same securities by promoters and broker-dealers after prices have been manipulated to a desired level, along with the resulting inevitable collapse of those prices and with consequent investor losses

Our management is aware of the abuses that have occurred historically in the penny stock market. Although we do not expect to be in a position to dictate the behavior of the market or of broker-dealers who participate in the market, management will strive within the confines of practical limitations to prevent the described patterns from being established with respect to our securities.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus contains "forward-looking statements" that involve risks and uncertainties. We use words such as "anticipate", "expect", "intend", "plan", "believe", "seek" and "estimate", and variations of these words and similar expressions to identify such forward-looking statements. You should not place too much reliance on these forward-looking statements. Our actual results are most likely to differ materially from those anticipated in these forward-looking statements for many reasons, including the risks faced by us described in the preceding "Risk Factors" section and elsewhere in this prospectus. These forward-looking statements address, among others, such issues as:

future earnings and cash flow
development projects
business strategy
expansion and growth of our business and operations
our estimated financial information

These statements are based on assumptions and analyses made by us in light of our experience and our perception of historical trends, current conditions and expected future developments, as well as other factors we believe are appropriate under the circumstances. However, whether actual results and developments will meet our expectations and predictions depend on a number of risks and uncertainties, which could cause our actual results, performance and financial condition to differ materially from our expectation. Consequently, these cautionary statements qualify all of the forward-looking statements made in this prospectus. We cannot assure you that the actual results or developments anticipated by us will be realized or, even if substantially realized, that they would have the expected effect on us or our business or operations.

DILUTION

The common stock to be sold by the selling shareholders is common stock that is currently issued and outstanding. Accordingly, there will be no dilution to our existing shareholders.

PLAN OF DISTRIBUTION

The Selling Shareholders or its donees, pledges, transferees or other successors-in-interest selling shares received from the selling shareholder as a gift, pledge, distribution or otherwise, may, from time to time, sell any or all of their shares of common stock. These sales will be at a fixed price of $0.05 and at an offering period of four months from the date of this prospectus.

The aggregate proceeds to the Selling Shareholders from the sale of the common stock offered herein will be the purchase price of the common stock less discounts or commissions, if any. The Selling Shareholders reserves the right to accept and, together with its agents from time to time, to reject, in whole or in part, any proposed purchase of common stock to be made directly or through agents. We will not receive any of the proceeds from this offering.

To the extent required, the shares of our common stock to be sold, the names of the Selling Shareholder, the respective fixed offering price of $0.05 for an offering period of four months from the date of this prospectus, the names of any agents, dealers or underwriters, and any applicable commissions or discounts with respect to the offer will be set forth in an accompanying prospectus supplement or, if appropriate, a post-effective amendment to the registration statement that includes this prospectus.

Sales Pursuant to Rule 144

Any shares of common stock covered by this prospectus, which qualify for sale pursuant to Rule 144 under the Securities Act, as amended, may be sold under Rule 144 rather than pursuant to this prospectus.

State Securities Laws

Under the securities laws of some states, the shares may be sold in such states only through registered or licensed brokers or dealers. In addition, in some states the common shares may not be sold unless the shares have been registered or qualified for sale in the state or an exemption from registration or qualification is available and is complied with.

Expenses of Registration

We are bearing all costs relating to the registration of the common stock, which are estimated at $35,500. The selling shareholders, however, will pay any commissions or other fees payable to brokers or dealers in connection with any sale of the common stock.

We are paying the expenses of the offering because we seek to: (i) become a reporting company with the Commission under the Securities Exchange Act of 1934 (the "1934 Act"); and (ii) enable our common stock to be quoted on the OTC Bulletin Board. We believe that the registration of the resale of shares on behalf of existing shareholders may facilitate the development of a public market in our common stock if our common stock is approved for trading on the OTC Bulletin Board. There are however no assurances that we will succeed in getting our securities quoted on the OTC Bulletin Board.

USE OF PROCEEDS TO ISSUER

We will not receive any proceeds from the sale of the common stock offered through this prospectus by the selling shareholders.

BUSINESS OF THE ISSUER

General

We were incorporated in the state of Delaware on April 29, 2011. Our business office is located at 1001 Society Drive, Claymont, Delaware, 19703. Our telephone number is (302) 504 4448. We plan on becoming a registered investment advisor. We have no plans to change our planned business activities or to combine with another business and we are not aware of any events or circumstances that might cause these plans to change.

Overview

Our firm's hallmark investment product will be the Skajaquoda Fund 1 and will be initially offered through a alternative investment fund. Technological advancements have made other options economically feasible, such as separately managed portfolios for large accounts. The details of our particular investment product offerings are revealed in another section of this plan on page 15. On the 5th of October, 2011 we registered "Skajaquoda Asset Management LLC" in the State of Delaware and applied to the County of New Castle to register the trade name "Skajaquoda Fund 1" for the purpose of setting up our fund using the newly formed LLC.

Skajaquoda Group will be structured as a corporation designed to capitalize on industry research performed by the founder and CEO, Einar Agustsson. Mr. Agustsson has been actively investing on international financial markets for a decade both as a private and professional investor. He has run his own privately held investment company since 2003 and has gained good experiance with most types of investment securities. Mr. Agustsson also has many years of management experience through his role as Chief Executve Officer and Chief Investment Officer of his company. Mr. Agustsson studied General Business Administration at the Reykjavik University 2004-2007 (located in Reykjavik, Iceland).

Skajaquoda Group has reserved the domain name skajaquoda.com for purposes associated with this business.

Description of Property

Our executive office is located at 1001 Society Drive, Claymont, Delaware, 19703. The office is 550 square feet of space, and is leased without a lease agreement. We believe that this existing space is adequate for our current needs. Should we require additional space, we believe that such space can be secured on commercially reasonable terms.

Our Business

The purpose of Skajaquoda Group is to create value for owners, employees, and investors via the establishment of an investment management organization designed for a phase in the investment industry requiring a special set of capabilities for success. Our CEO has drawn upon his own experience in the industry, to define a plan for the success of Skajaquoda Group. Buy and sell decisions are implemented quickly and efficiently across all portfolios. Under virtually no circumstances would we deviate from our discipline. Probably the single most important factor that defines success in the investment management business is performance. Thus, one of our primary goals is the achievement of a rating by Morningstar, an organization widely known by both individual and institutional investors for its marks of accreditation in the mutual fund industry. To be rated by Morningstar, funds must have a minimum performance history of three years.

Company Structure

Skajaquoda Group will be structured as a corporation designed to capitalize on industry research performed by the founder, Einar Agustsson.
This company is unique because it differs substantially from the way most existing investment management firms originated. Most of the firms created in the last 25 years were started by the departure of portfolio managers from the nation's largest banks, insurance companies, and brokerage firms. Generally, these individuals were deep in investment research talent but novice as it concerns the business and operating side of running an organization. The business plan for Skajaquoda Group is different. Skajaquoda Group is to be created by someone deep in knowledge of all aspects concerning investment management organizations.

The Skajaquoda Fund 1

The Skajaquoda Fund 1 will be a multi-strategy fund which goal is to generate outstanding returns on a rolling 18-24 month time horizon through the use of fundamental research across multiple industry sectors in order to generate an edge of insight or factual information. Once such information is obtained, the Company will determine if the information will put a company or an industry in a position to achieve success. Companies showing strong attributes will be considered for investment. Depending on the market environment, the Company's portfolio may be hedged at times using short sales of stocks, options, futures and other derivative securities, including but not limited to swap baskets. The Investment Management Company uses many factors to determine which companies should be considered for further research. In a broad equity market, it is of paramount importance to be able to screen for ideas in a disciplined and efficient manner. A thorough filtering process allows the Investment Management Company to focus on what is relevant. In essence, the Investment Management Company's process is predicated on having a high success rate on a small set of companies rather than attempting to form an opinion on too large a universe. Accordingly, idea generation is critical and relies on the following sources: company meetings, conferences, experienced peers, survey work, qualitative screens, periodicals, extensive network of contacts, the Company's investors and Wall Street reports.

Investment Philosophy

Skajaquoda Group believes the goal of U.S. equity portfolios should be to outperform the broad market, as measured by the Wilshire 5000 or Russell 3000. Exposure to economic sectors will roughly approximate those of the benchmark. Our view is that any deviation from the benchmark represents a bet, or in our case, a calculated risk that will determine over or under performance. Portfolios will also maintain market cap exposure to large cap (>$10 billion), mid cap ($2 billion to $10 billion), and small cap (<$2 billion) securities. Like weightings to economic sectors, the weight of the portfolio allocated to large, medium, or small stocks represents a bet relative to the benchmark. On average, our portfolios will hold roughly 2/3 of their value in large cap stocks, and 1/3 of their value in mid and small cap stocks. This distribution among capitalization ranges represents a modest bet that mid and small cap stocks will outperform, consistent with studies showing small company stocks outperform larger companies in the long run.

We believe our process will be successful in the future for the following reasons:

1. It provides the opportunity to outperform the market without taking undue risks.
2. It does not concentrate heavily in a narrow segment of the market (e.g. small cap growth stocks, energy stocks, telecom stocks), thus portfolios are more likely to maintain a stable asset base when certain areas rotate out of favor and prompt redemptions.
3. It simplifies investor's portfolios by reducing the number of managers or funds they need in their overall asset allocation.

We currently only have one employee Mr. Agustsson. Once more employees are added the decision-making process will be one of consensus. The portfolio management team will meet weekly to discuss the portfolio and any changes to it. In rare cases, if we fail to reach a consensus decision, the Chief Investment Officer will act as the arbiter, usually prompting for additional research, but if necessary, providing a final decision. The Chief Invstment Officer will set a deadline for all additional research so not to delay the decision-making process unnecessarily. Our investment model is one in which portfolio managers are also analysts. Portfolio manager/ analyst responsibilities include idea generation, due diligence, and completion of research projects directed by the Chief Investment Officer. While each portfolio manager/analyst has experience in various areas, they are generalists in the sense that they are not assigned specific sector responsibilities. We believe this allows individuals to remain stimulated by their jobs. At least one research assignment per month will be that of an in-depth review of an economic sector. We believe this provides sufficient coverage per economic sector and enhances the team's overall coverage of the broad market.

Market Analysis Summary

Much of our analysis focuses on the mutual fund segment of the investment industry because it is such a large component of the overall landscape. We have additionally provided information as it pertains to the management of separately managed portfolios (i.e. "separate accounts"). To understand the data here, one must understand that separate account managers must register their firms with the SEC. Thus, they are known as "Registered Investment Advisors." For Skajaquoda Group, the technologies we have selected will enable us to capitalize by utilizing both product types, mutual funds and separate accounts.
Skajaquoda Group plans to file form ADV with the SEC to become a registered investment advisor. The registration process is explained in the "Registered Investment Advisor Registration" section.

Competition

The number of participants in the investment industry is large. They range from providers of a single investment product to multi-product firms with literally hundreds, if not thousands, of investment product offerings. The several-trillion-dollar industry certainly has the size to support a large number of firms. However, many participants are not "complete" firms as it pertains to the capabilities required for success in today's, but more importantly, tomorrow's environment.

Competitors within the alternative investment fund industry consist of large firms, competitors include Bridgewater Associates, JPMorgan Asset Mangagement, Man Investments, Paulson & Co, Brevan Howard, Och-Ziff Capital Management, BlackRock, BlueCrest Capital Management, Angelo, Gordon, & Co, Goldman Sachs Asset Management who typically focus on the highly competitive high net worth investor market. RIAs, who are licensed directly with the SEC and not through a broker-dealer, select third-party firms for custodial services, and competitors include Charles Schwab & Co. and Fidelity Brokerage Services LLC.

Target Market Segment Strategy

Our target market will be highly dependent on the stage of our product in its development cycle. Most of the marketing opportunity will occur beyond the first year of product development. However, some initial opportunities do exist. Opportunities include marketing to programs that invest specifically in "emerging managers." Furthermore, the high net worth and retail marketplace can be accessed to a limited degree, even in the early stages, through already-established relationships with clients.

Like manufacturing organizations, investment management firms must develop products to provide to their customers. Skajaquoda Group' hallmark product offering will be the Skajaquoda Fund 1, an investment product offering based on investor's desires to outperform the overall market via a single, diversified vehicle and to avoid the need to create complex investment structures such as those employed by institutional investors.

Positioning Statement

While it's important to show some level of consistency with the latest trends in the industry, it's more important to provide a solution that will stand the test of time. The decade of the 1990s is littered with examples in which individual investors have chased past performance and have sought unrealistically high returns by investing in recently hot investment vehicles, often concentrated in niche areas such as technology specific funds (e.g. Internet mutual funds) or style specific funds (e.g. small company growth mutual funds). The hard learned lessons for individual investors are that past performance is no guarantee of future performance, and that the market tends to favor one area for a period of time only to unpredictably rotate in favor of another area at a later time. Additional support for our strategy comes from the tendency for individual investors to mimic the strategies they see utilized by the nation's largest institutional investors (e.g. pension funds and university endowments). Because of their size, institutional investors allocate their assets to various portions of the U.S. equity market (e.g. large cap growth, small cap growth, large cap value, small cap value, etc.) by selecting investment firms and products that are specialized in certain areas. These structures are complex, and as research contained herein suggests, inefficient as it pertains to the average investor.

Many portfolios piece together numerous managers, resulting in index-like structures at high fees that are incapable of providing the performance sought after by active portfolio management in the first place. The negative effects this would have on a portfolio held for the long-term. Additionally, we can state with confidence that this cost is even higher for individual investors. The prescription to institutional investors is to embrace the entire opportunity set represented by an asset class via utilization of more simplified structure.

We'll go one step further to purport this is even more important as it applies to individual investors. The level of acceptance of simplified portfolios among institutions remains to be seen. Some institutions may find difficulty with the concept simply because the large size of their portfolios makes it prohibitive to reduce the number of managers within their portfolios. However, this concept is one to be embraced by individuals because it simplifies their portfolios, while at the same time reduces the need for outside counseling. The trend toward more simplified portfolio structures is simply a reversion to the way things were prior to the specialized categories and labels developed for equity products over the last couple decades.

Alternative Investment Funds

Investment activities of Alternative Investment funds are generally less regulated; their high entry levels and more specialist nature means that they are not a 'mass market' product. Mutual funds however are highly regulated, restricting the use of short selling and the use of derivatives for hedging. These regulations can serve as handcuffs making it more difficult to outperform the market or to protect the assets of the fund in a downturn. Alternative Investment fund managers typically receive a performance-related fee. Alternative Investment fund investing is more demanding and requires greater knowledge, skill and talent. It is because of this differing fee structure that hedge funds are able to attract the best investment talent in the market. Alternative Investment funds can use various hedging strategies and can also make money in declining markets. It should be noted, however, that some funds that are termed alternative funds do not actually hedge against risk. While the performance of mutual funds is dependent on the direction of the equity markets many alternative investment fund strategies are not dependent on market direction. Accordingly, they have a very low correlation to traditional equity markets as well as each other.

Service Business Analysis

The investment industry is a classic example of a traditional industry embracing technology to become more efficient. It is clearly fragmented, and while the past few years have seen some consolidation, fragmentation will remain due to the differentiation in investment products, both real and perceived. It's important not to understate the complexities of this industry. While mature by some measure, a dynamic change (e.g. advancements in communications and other technologies) and a positive environment for investing have created opportunities that will perpetuate well into the next decade.

The beauty of investment management is that great economies of scale can be achieved with successful investment product offerings. When organized efficiently and provided with the appropriate technology and support services, the size and number of accounts becomes irrelevant. Essentially, the underlying portfolio (product) is the same. Additionally, related products can be easily derived from the main product platform. At a recent investment conference, the CEO of IOMEGA stated, "...derivative products are important in any industry." We would certainly agree. Thus, we have provided for introduction of closely related products to be launched during the later stages of our start-up (see Multi-Product Platform). These derivative products include a balanced product (our Total Market Equity strategy combined with a non-proprietary, fixed-income product), a large stock product (the large cap portion of our Total Market Equity strategy), and an extended market product (the mid and small cap portion of our Total Market Equity strategy). As an investment track record is developed, marketing opportunity expands. Additionally, a successful product can be leveraged into derivative products, thereby increasing asset gathering potential.

Funds with 4-star or 5-star ratings (the two highest levels) accounted for the majority of net asset flows over the last four years; however, there are virtually no guarantees when it comes to investment performance. This is evidenced by the SEC mandated disclosures attached to all mutual fund disclosure. If a firm takes all the steps to "stack the deck" in its favor, the probability of achieving the desired success is significantly increased. In the following sections we outline a plan that identifies the right people to execute the investment process within an environment conducive to efficient investment management practices. As it pertains to the investment management industry, a properly "stacked deck" (i. e. the optimal organization) is a competitive advantage that cannot easily be achieved by many of the firms in existence today for a variety of reasons.

The Three P's

There are three P's commonly associated with investment management organizations: People, Process, and Performance. The prior two determine the latter.
While this proposal highlights many areas (market research, financial projections, etc.), there are only two areas that will ultimately determine the level of success achieved by this group. The first is the people. Bright, energetic, talented, and knowledgeable individuals compose the core of the team presented to you. In addition, research explains that the most qualified investment professionals are attracted to efficient firms that are free from bureaucracy and that align interests via equity stakes. Process is the second critical element of this proposal. Cutting-edge research is provided in support of our portfolio management process. The implementation of our process is maximized by outsourcing virtually all functions not related to portfolio management and research, thereby exploiting the firm's human capital

Strategy and Implementation Summary

The key to marketing an investment product is to develop a successful product, develop a pattern of success, and show that pattern can be repeated in the future. After which time, successful products should be aggressively marketed if capacity to manage additional assets exists. While a three to five-year period may seem like millennia compared to the technology world, it is really quite reasonable considering the fact that private equity investors in limited partnership vehicles are generally satisfied with a 10-year waiting period that exists prior to a return of their capital investment. Based on the developmental timeline associated with investment products, this plan provides a financial outline of Skajaquoda Group' funding requirements for the first few years of operations.

Sales Strategy

Our firm's hallmark investment product will be the Skajaquoda Fund 1 and will be initially offered through an alternative investment fund. Technological advancements have made other options economically feasible, such as separately managed portfolios for large accounts.

Database

A proprietary database has been developed to monitor these and other factors, including our reason for purchase or sell. Purchase candidates are characterized by one of the following:

1. Value - cheap, based on common valuation measures (relative value, franchise value, discounted cashflow value) and catalyst or change will cause price to appreciate
2. Relative Value - "middle ground"
3. Growth - growing faster than the market average but price does not represent realizable growth opportunities (e.g. P/E to growth rate ratio)

Turnover

We expect to turn over approximately 1/3 of the portfolio each year. This is consistent with an average holding period of three years. In general, we would like for all holdings to be long-term investments. Thus we attempt to identify stocks with which we would be comfortable with if we were "locked in" for three years. This forces us to look beyond short-term noise in quarter-to-quarter results and focus on the big picture, such as management's vision for the future and their probability of executing their plan. However, we do realize that quick price changes, especially in volatile markets, may cause us to realize gains (or losses) sooner than anticipated.

Financial Plan

The primary goal of the first full quarter of operation (July - September 2011) will be to secure funding from outside sources. Prior to this point, Skajaquoda Group has a budget of $38,587 to be used for finding investors and registering the firm and its products with the SEC. The amount sought from investors will be approximately $1 million, which should see the business through to profitability near the completion of the third year. This break-even point equates roughly to an asset under management level of approximately $100 million. One can easily see that even modest points beyond this break-even level can be highly lucrative. Economies of scale are great meaning the same investment team can take on a virtually unlimited amount of assets. More importantly, net profit margins become very attractive.

There are a few items worthy of note as it pertains to our forecasts. Most likely, excess cash will be re-deployed into the business once a level of sustainability in revenue has been achieved. The primary purpose of this type of reinvestment would focus on a "second stage" marketing plan to increase distribution. A word of note is also warranted as it pertains to the cash flow statement. One appealing feature of the investment industry is that collection of fees (i.e. revenues) is highly certain because fees are frequently charged directly to the client's accounts (or to the fund). For this reason, revenue certainty is very high and is directly related to the amount of assets under management. Common practice in the investment management industry is to bill at each quarter-end.

Simply put, the economic motivation is great. Growth rates for the investment management industry are projected to range from 20% to 25% in each of the next three years. The demographic, economic, political and social evidence supporting these projections make this one of the most attractive industries due to the high degree of certainty in the estimates. We believe the certainty coupled with the above average growth rate distinguishes this opportunity from other venture investments. Additionally, our conservative estimates outline a plan-to-profitability over a period much shorter than typical venture investments that sometimes require up to ten years to harvest profits.

MANAGEMENT'S DISCUSSION AND ANALYSIS OR PLAN OF OPERATION

The following discussion of our financial condition and results of operations should be read in conjunction with our financial statements and the notes to those statements included elsewhere in this prospectus. The following discussion and analysis contains forward-looking statements that involve risks and uncertainties. Our actual results may differ materially from those anticipated in these forward-looking statements as a result of certain factors, including those set forth under "Risk Factors" and elsewhere in this prospectus.

PLAN OF OPERATIONS:

Our plan of operations for the next twelve months is to proceed with the implementation of our business plan. We will strive to launch all aspects of our operations. We may require up to $200,000 in additional financing to expand our operations as outlined in the table below, subject to our cash on hand and actual revenues.

Goal	Expected Manner of occurance or Method of Achievment	Date When Steps Shold Be Accomplished	Cost of Completion
Complete IA Registration	Complete investment advisor registration process	6 - 9 months	$40,000
Complete corporate website	Complete design and technology of our corporate website	6 - 9 months	$30,000
Launch Marketing Phase	Implementation of markting plan	6 - 12 months	$75,000
Create Corporate Identity and brand recognition	Build our image as a trusted service provider	12 - 24 months	$55,000

Our total expenditures over the next twelve months are anticipated to be approximately $200,000 including the remaining estimated costs of this offering. Our cash on hand as of September 30, 2011 is $103,811. We do not have sufficient cash to fund our operations for the next twelve months.
Our monthly expenses consist of rent, legal fees, accounting and audit fees associated with our attempt to become quoted on the OTC Bulletin Board. We are currently in the beginning stages of the investment advisor registration process which has created minor costs.

All steps will be undertaken contemporaneously.

Limited operating history; need for additional capital

We cannot guarantee we will be successful in our business operations. Our business is subject to risks inherent in the establishment of a business enterprise, including limited capital resources and possible cost overruns due to price and cost increases in services and products.

We have no assurance that future financing will be available to us on acceptable terms. If financing is not available on satisfactory terms, we may be unable to continue, develop or expand our operations. Equity financing could result in dilution to shareholders.

Long-Term Liquidity Needs
We plan to meet our most significant liquidity needs beyond the next 12 months through future cash flow, the private or public issuance of debt or equity securities. We cannot provide any assurances that we will be able to access the capital markets on favorable terms, if at all.

Cash Requirements

Our cash on hand as of September 30, 2011 is $103,811. However, we will require additional financing in order to proceed with some or all of our goals as projected at more than twelve (12) months. We presently do not have any arrangements for additional financing, and no potential lines of credit or sources of financing are currently available for the purpose of proceeding with any of our goals projected at more than twelve (12) months.

Any additional growth of the Company may require additional cash infusions. We may face expenses or other circumstances such that we will have additional financing requirements. In such event, the amount of additional capital we may need to raise will depend on a number of factors. These factors primarily include the extent to which we can achieve revenue growth, the profitability of such revenues, operating expenses, research and development expenses, and capital expenditures. Given the number of programs that we have ongoing and not complete, it is not possible to predict the extent or cost of these additional financing requirements.

Notwithstanding the numerous factors that our cash requirements depend on, and the uncertainties associated with each of the major revenue opportunities that we have, we believe that our plan of operation can build long-term value if we are able to demonstrate clear progress toward our objectives.

Progress in the development of our business plan will likely lend credibility to our plan to maintain profitability. We anticipate that we will hire several members to our sales, marketing, research and development, regulatory and administrative staff during the course of 2011 in order to fully implement our plans for growth.

The failure to secure any necessary outside funding would have an adverse affect on our development and results therefrom and a corresponding negative impact on shareholder liquidity.

Future Financings

Our plan of operation calls for significant expenses in connection with the implementation of our business plan over the course of the next 24 months. For the next twelve months, management anticipates that the minimum cash requirements to fund our proposed goals and our continued operations will be at least $200,000. As such, we do not have sufficient funds on hand to meet our planned expenditures over the next 24 months. Therefore, we plan to seek additional financing to meet our planned expenditures through a private placement of our common stock shortly after this registration statement has been declared effective. These plans, if successful, will mitigate the factors which raise substantial doubt about the Company's ability to continue as a going concern.

Obtaining additional financing would be subject to a number of factors, including development of our business plan and interest in our company. These factors may make the timing, amount, terms or conditions of additional financing unavailable to us.

RESULTS OF OPERATIONS

RESULTS OF OPERATIONS FROM APRIL 29, 2011(INCEPTION) TO JUNE 30, 2011

REVENUE

Our net revenue amounted to $18,448 for the period of April 29, 2011(inception) to June 30, 2011.

The revenue came from investment advisory services that are exempt from registration. These services were and are provided as needed and do not have any fixed terms. Since our Chief executive officer is currently not receiving salary we did not have any significant costs associated with providing these services. Net income of $18,448 includes $30,201 of related party revenue that has no costs associated with it as previosly mentioned this is do to our Chief executive officer not currently receiving salary. Such performance is not typical as it does not include the cost of contributed services. Please see full discussion under related party transactions on page 37 and in Note 6 on page 49.

Fluctuations in our revenues are primarily the result of the nature of the business model we operate. The Company can neither predict or assess, nor prevent fluctuations. We attempt to offer services at competitive prices. Because of the unpredictable nature of fluctuations, we do not attribute fluctuations to any particular item or event. Our business model is designed to respond to fluctuation with immediate change. We do not account for or analyze the fluctuations as we do not believe it to be a prudent use of resources, given our business model.

OPERATING EXPENSES

Our total operating expenses for the period of April 29, 2011(inception) to June 30, 2011 were $2,250. Expenses consisted primarily of general operating expenses including professional fees. The company incurred $10,500 in consulting expenses for services performed by Likenia, a related party, and has classified those expenses as deferred offering costs in the accompanying financial statements due to their association with our attempt to become listed on the OTCBB. Our operating expenses are mostly attributable to our accounting and legal expenses associated with our SEC filing and attempt to become listed on the OTCBB.

NET PROFIT

We had a net profit of $18,448 for the period of April 29, 2011(inception) to June 30, 2011. Our net profit for the peroid ended June 30, 2011 is attributed to service fees from clients. Such performance is not typical as it does not include the cost of contributed services. Please see full discussion under related party transactions on page 37 and in Note 6 on page 49.

LIQUIDITY AND CAPITAL RESOURCES

At June 30, 2011, our cash balance was $8,960.

Cash flows from operating activities from April 29, 2011(inception) to June 30 were positive $8,960.

The Director believes that the Company will in the beginning of November 2012 generate sufficient cash from its operating activities for the foreseeable future, supplemented by an anticipated infusion of capital, to fund its working capital needs, strengthen its balance sheet and support its growth strategy of expanding its geographic distribution and product offerings.

RESULTS OF OPERATIONS FOR THE THREE MONTHS ENDED SEPTEMBER 30, 2011 (UNAUDITED).

REVENUE

Our net revenue amounted to $0 for the three months ending September 30, 2011.

Fluctuations in our revenues are primarily the result of the nature of the business model we operate. The Company can neither predict or assess, nor prevent fluctuations. We attempt to offer services at competitive prices. Because of the unpredictable nature of fluctuations, we do not attribute fluctuations to any particular item or event. Our business model is designed to respond to fluctuation with immediate change. We do not account for or analyze the fluctuations as we do not believe it to be a prudent use of resources, given our business model.

OPERATING EXPENSES

Our total operating expenses for the three months ending September 30, 2011 were $6,149. Expenses consisted primarily of general operating expenses including professional fees. The company incurred $9,000 in consulting expenses for services performed by Likenia, a related party, and has classified those expenses as deferred offering costs in the accompanying financial statements due to their association with our attempt to become listed on the OTCBB. Our operating expenses are mostly attributable to our accounting and legal expenses associated with our SEC filing and attempt to become listed on the OTCBB.

NET LOSS

We had a net loss of $6,149 for the three months ending September 30, 2011. Our net loss for the period ended September 30, 2011 is primarily attributed to accounting and legal expenses associated with our SEC filing.

LIQUIDITY AND CAPITAL RESOURCES

At September 30, 2011, our cash balance was $103,811.

As of September 30, 2011, a related party had loaned the Company $110,000. This loan is payable on demand, unsecured and does not accrue interest..

The Director believes that the Company will in the beginning of November 2012 generate sufficient cash from its operating activities for the foreseeable future, supplemented by an anticipated infusion of capital, to fund its working capital needs, strengthen its balance sheet and support its growth strategy of expanding its geographic distribution and product offerings.

Operating Activities

The Company has no current liabilities besides a loan agreement with a related party to of $110,000 to fund operations. The loan does not bear interest and is due on demand. Working capital (the difference between the Company's current assets and current liabilities) was ($32,438) at September 30, 2011. Our net income for the year, as adjusted for amortization and future income taxes, was $13,819 for the period ended September 30, 2011. Such performance is not typical as it does not include the cost of contributed services. Please see full discussion under related party transactions on page 37 and in Note 6 on page 49.

Financing Activities

During the period ended June 30, 2011, we had $20,139 in cash provided from the issuance of common stock through financing activities, sold to our Chief Executive Officer and other investors.

On June 23, 2011, the Company disbursed $20,730 under a $25,000 line of credit ("Note") to an unrelated party. The unpaid principal of this line of credit shall bear simple interest at the rate of 5% per annum. Interest shall be calculated based on the principal balance as may be adjusted from time to time to reflect additional advances made hereunder. Interest on the unpaid balance of this Note shall accrue monthly but shall not be due and payable until June 22, 2016, when the principal balance of this Note becomes due and payable.

As of September 30, 2011, a related party had loaned the Company $110,000. This loan is payable on demand, unsecured and does not accrue interest.

Off-Balance Sheet Arrangements

The Company has no material transactions, arrangements, obligations (including contingent obligations), or other relationships with unconsolidated entities or other persons that have or are reasonably likely to have a material current or future impact on its financial condition, changes in financial condition, results of operations, liquidity, capital expenditures, capital resources, or significant components of revenues or expenses.

Market Risk

In the normal course of business, the Company is exposed to foreign currency exchange rate and interest rate risks that could impact its results of operations.

Substantial portion of the company's net sales, cost of sales and operating expenses could be denominated in foreign currencies. This exposes the Company to risks associated with changes in foreign currency exchange rates that can adversely impact revenues, net income and cash flow.

Critical Accounting Policies and Estimates

Management has identified the following policies and estimates as critical to the Company's business operations and the understanding of the Company's results of operations. Note that the preparation of this Form S-1 requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, disclosure of contingent assets and liabilities at the date of the Company's financial statements, and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates, and the differences could be material.

Revenue Recognition

SAB No. 104 requires that four basic criteria be met before revenue can be recognized: (1) persuasive evidence of an arrangement exists; (2) delivery has occurred or services have been rendered; (3) the fee is fixed or determinable; and (4) collectibility is reasonably assured. Should changes in conditions cause management to determine that these criteria are not met for certain future transactions, revenue recognized for a reporting period could be adversely affected.

Goodwill

The Company has not attributed any value to goodwill.

Accounting for Income Taxes

The Company accounts for income taxes under the asset and liability method. Under this method, deferred assets and liabilities are recognized based on anticipated future tax consequences attributable to differences between financial statement carrying amounts of assets and liabilities and their respective tax bases. The Company establishes a valuation allowance to the extent that it is more likely than not that deferred tax assets will not be recoverable against future taxable income.

Code of Ethics

We have adopted a Code of Ethics and Business Conduct for Officers, Directors and Employees that applies to all of our officers, directors and employees.

Investment Advisor Registration Process
In recent years the registration system for Investment advisers was overhauled. Previously, Investment advisers were required to register with the SEC, and with each state in which they did business. Today Investment advisers are regulated by either the SEC or the States, but not both. Of course, both groups of regulators maintain jurisdiction over the activities of these advisers, the change has been in the registration requirements.
Simplifying the structure, firms that have less than $25 million of assets under continuous and regular management generally must register with the state or states in which they have a place of business and in which they have clients, while firms that have more than $30 million under management must register with the SEC. Between $25 and $30 million the firm is allowed to register with the SEC or applicable states. (There are other exceptions to state registration, such as for firms doing business in 30 or more states and firms doing an Internet based business.) Firms that are registered with the SEC usually have to provide a copy of their Form ADV and pay a filing fee to states in which they have clients.

Filings

The main document in the registration of an investment adviser is Form ADV. All advisers now register with the SEC and the States electronically through IARD, a secure Internet based data system. Setting Up an IARD Account is the first step in the registration process. Once an adviser establishes an IARD account, the adviser can access Form ADV (Part 1) on IARD, complete this part of Form ADV, and submit it electronically through IARD to the SEC. Part II of Form ADV is completed in paper form as discussed below.

The SEC generally has 45 days after receipt of the Form ADV to declare an applicant's registration effective. The SEC will mail an Effective Order to an adviser once an adviser's registration is declared effective. An adviser can also check on IARD under the heading "Registration Status" to see if its registration has been declared effective by the SEC. The process for State registered advisers varies from state to state, but is similar to the SEC process.

Form ADV has two parts.

Part 1 asks for information about an adviser's business, the persons who own or control the adviser, and whether the adviser or certain of its personnel have been sanctioned for violating the securities laws or other laws. Part 1 is available in electronic format and is both filed and amended through IARD. See the General Instructions to Form ADV (No. 4) for information on updating Form ADV.

Part II is a written disclosure statement (or a written brochure) that provides information about business practices, fees, and conflicts of interest the adviser may have with its clients. Part II must be completed in paper format. IARD is not prepared to accept an electronic filing of Part II at this time. You can print a blank copy of Part II from the SEC website.
Part II is a disclosure statement that an adviser must use to provide information to clients and potential clients. Read rule 204-3 under the Investment Advisers Act of 1940 regarding your legal obligations 1) to deliver a copy of Part II (or a brochure containing comparable information) to prospective clients and 2) to offer annually a copy of Part II (or a brochure containing comparable information) to all current customers. You must keep your Part II current, maintain a copy in your files, and make it available to SEC staff upon request. Do not send your Part II to the SEC. Check with state securities authorities to determine what their filing requirements are for Part II.

Ongoing Requirements

While the requirements for registration and maintaining the registration vary from state to state, there are some general principles which apply in all states. Each state requires that IAs who do business in their state:
        State advisers to register or become licensed.
        Federal covered advisers to make a notice filing of their Form ADV.
        A passing score on a competency examination for each individual acting as an investment adviser or investment adviser representative.
        Payment of a fee for processing the applications.
        Certain disclosures to the securities agency and/or the public.
        Registration of branch offices of the adviser.
        A bond or minimum net capital.

A notice filing for a federal covered adviser is usually made by:
        Filing a complete copy of its Form ADV as filed with the US SEC.
        Filing a Form U-4 application for each investment adviser representative who will provide services on behalf of the investment adviser.
        Payment of any required notice filing fees.

The State and the SEC require electronic filing via the Investment Adviser Registration Depository (IARD). Firms must register with the IARD prior to making a filing. Complete information regarding the IARD system is available at http://www.iard.com/GetStarted.asp

Annual Renewals

Investment advisers and investment adviser representatives must renew their registration/license annually. In many states, the term is from January 1 to December 31 of a given year. However, some states have different renewal dates. If an adviser becomes registered/licensed in the middle of a year, the fee is usually not prorated.
Today, the renewal process for investment advisers is handled by IARD

Market Price of and Dividends on the Registrant's Common Equity and Related Stockholder Matters

(a) No shares of the Company's common stock have previously been registered with the Securities and Exchange Commission (the "SEC") or any state securities agency or authority. The Company intends to make application to the FINRA for the Company's shares to be quoted on the OTCBB. The application to the FINRA will be made during the Commission comment period for this Form S-1 or immediately thereafter. The Company's application to the FINRA will consist of current corporate information, financial statements and other documents as required by Rule 15c211 of the Securities Exchange Act of 1934, as amended. Inclusion on the OTCBB permits price quotation for the Company's shares to be published by such service.

The Company is not aware of any existing trading market for its common stock. The Company's common stock has never traded in a public market. There are no plans, proposals, arrangements or understandings with any person(s) with regard to the development of a trading market in any of the Company's securities.

If and when the Company's common stock is traded in the OTCBB, most likely the shares will be subject to the provisions of Section 15(g) and Rule 15g-9 of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), commonly referred to as the "penny stock" rule. Section 15(g) sets forth certain requirements for transactions in penny stocks and Rule 15g9(d)(1) incorporates the definition of penny stock as that used in Rule 3a51-1 of the Exchange Act.

The Commission generally defines penny stock to be any equity security that has a market price less than $5.00 per share, subject to certain exceptions. Rule 3a51-1 provides that any equity security is considered to be a penny stock unless that security is: registered and traded on a national securities exchange meeting specified criteria set by the Commission; authorized for quotation on The NASDAQ Stock Market; issued by a registered investment company; excluded from the definition on the basis of price (at least $5.00 per share) or the issuer's net tangible assets; or exempted from the definition by the SEC. If the Company's shares are deemed to be a penny stock, trading in the shares will be subject to additional sales practice requirements on broker-dealers who sell penny stocks to persons other than established customers and accredited investors, generally persons with assets in excess of $1,000,000 or annual income exceeding $200,000, or $300,000 together with their spouse.

For transactions covered by these rules, broker-dealers must make a special suitability determination for the purchase of such securities and must have received the purchaser's written consent to the transaction prior to the purchase. Additionally, for any transaction involving a penny stock, unless exempt, the rules require the delivery, prior to the first transaction, of a risk disclosure document relating to the penny stock market. A broker-dealer also must disclose the commissions payable to both the broker-dealer and the registered representative, and current quotations for the securities. Finally, the monthly statements must be sent disclosing recent price information for the penny stocks held in the account and information on the limited market in penny stocks. Consequently, these rules may restrict the ability of broker dealers to trade and/or maintain a market in the Company's common stock and may affect the ability of shareholders to sell their shares.

(b) Holders. At June 30, 2011, there were 41 record holders of 1,000,000 shares of the Company's Common Stock.

(c) Dividends. The Registrant has not paid any cash dividends to date and does not anticipate or contemplate paying dividends in the foreseeable future. It is the present intention of management to utilize all available funds for the development of the Registrant's business.

Equity Compensation Plans

We have no equity compensation program including no stock option plan and none are planned for the foreseeable future.

Dividends

There are no restrictions in our articles of incorporation or bylaws that prevent us from declaring dividends.
We have not declared any dividends, and we do not plan to declare any dividends in the foreseeable future.

MANAGEMENT

Officers and Directors

Each of our directors serves until his or her successor is elected and qualified. Each of our officers is elected by the board of directors to a term of one (1) year and serves until his or her successor is duly elected and qualified, or until he or she is removed from office. The board of directors has no nominating, auditing or compensation committees.
The name, address, age and position of our present officers and directors are set forth below:

NAME & ADDRESSES	AGE	POSITIONS	DATE FIRST HELD
Einar Agustsson	29	Chief Executive Officer, President & Director	April 29, 2011
Business Address:
1001 Society Drive
Claymont, DE 19703
Residential Address:
717 N. Union Street #5
Wilmington, DE 19805

The person named above has held their offices/positions since inception of our company and is expected to hold his offices/positions until the next annual meeting of our stockholders.

EINAR AGUSTSSON

Mr. Agustsson has been actively investing on international financial markets for a decade both as a private and professional investor. He has run his own privately held investment company named Skajaquoda Capital LLC since 2003 and has gained good experience with most types of investment securities. Mr. Agustsson also has many years of management experience through his role as Chief Executve Officer and Chief Investment Officer of his company. Mr. Agustsson studied General Business Administration at the Reykjavik University 2004-2007 (located in Reykjavik, Iceland).

Mr. Agustsson’s experience, qualifications, attributes and skills include his:
- unique perspective and insights into our operations as our current chief executive officer, including knowledge of our business relationships, competitive and strategic opportunities and challenges;
- operating, business, and management experience as chief executive officer.

Audit Committee Financial Expert

We do not have an audit committee financial expert. We do not have an audit committee financial expert because we believe the cost related to retaining a financial expert at this time is prohibitive. Further, because of our limited operations, we believe the services of a financial expert are not warranted.

Conflicts of Interest

The only conflict that we foresee are that our officers and directors will devote time to projects that do not involve us. Possible conflicts will be dealt with according to our code of ethics.

Significant Employees

As of June 30, 2011, we employed one person on a full-time basis.

Family Relationships

There are no family relationships by and among any of our officers or directors.

Involvement in Certain Legal Proceedings

During the past ten years, none of our directors or officers have been:

a general partner or executive officer of any business against which any bankruptcy petition was filed, either at the time of the bankruptcy or two years prior to that time;

convicted in a criminal proceeding or named subject to a pending criminal proceeding (excluding traffic violations and other minor offenses);

subject to any order, judgment or decree, not subsequently reversed, suspended or vacated, of any court of competent jurisdiction, permanently or temporarily enjoining, barring, suspending or otherwise limiting his involvement in any type of business, securities or banking activities; or

found by a court of competent jurisdiction (in a civil action), the Securities and Exchange Commission or the Commodity
Futures Trading Commission to have violated a federal or state securities or commodities law, and the judgment has not been reversed, suspended or vacated.

REMUNERATION OF DIRECTOR AND EXECUTIVE OFFICER

Compensation of Directors

Directors serve without compensation and there are no standard or other arrangements for their compensation.

There are no employment contracts, compensatory plans or arrangements, including payments to be received from the Company with respect to any Director or executive officer, that would result in payments to such person because of his or her resignation, retirement or other termination of employment with the Company, or its subsidiaries, any change in control, or a change in the person's responsibilities following a change in control of the Company.

There are no agreements or understandings for any Director or executive officer to resign at the request of another person. None of our Directors or executive officers acts or will act on behalf of or at the direction of any other person.

Compensation of Officers

Officers serve without compensation and there are no standard or other arrangements for their compensation.

The table below summarizes all compensation awarded to, earned by, or paid to our Officer for all services rendered in all capacities to us for the fiscal periods indicated.

SUMMARY COMPENSATION TABLE
Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)	Option Awards ($)	NonEquity Incentive Plan Compensation ($)	Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)
Einar Agustsson, Director and Chief Executive Officer	2011	0	0	0	0	0	0	0	0

Employment Agreements

Currently, we do not have any written employment agreements.

PRINCIPAL AND SELLING STOCKHOLDERS

The following table sets forth certain information with respect to the beneficial ownership of our common stock at June 30, 2011(the "Record Date") for:

• each person whom we know beneficially owns more than five percent of our common stock;

• each of our directors;

• each of our named executive officers;

• all of our directors and executive officers as a group and

• each other selling stockholder.

The number of shares beneficially owned by each stockholder is determined under rules issued by the SEC and includes voting or investment power with respect to securities.
Under these rules, beneficial ownership includes any shares as to which the individual or entity has sole or shared voting power or investment power. Each of the stockholders listed has sole voting and investment power with respect to the shares beneficially owned by the stockholder unless noted otherwise, subject to community property laws where applicable.

Unless otherwise indicated, the address for each of the stockholders in the table below is c/o Skajaquoda Group inc. 1001 Society Drive, Claymont, Delaware 19703.

(1)	(2)	(3)	(4)
Title of Class	Name and Address of Beneficial Owner	Amount & Nature of Beneficial Ownership	Percent of Class Before Offering/After Offering
Common Stock	Einar Agustsson (a)(b)(c)	600,000 - Direct	60%/60%
Common Stock	Bjorgvin F ehf (1)	10,000	1%/ %
Common Stock	Vergar Capital AF inc (2)	10,000	1%/ %
Common Stock	Luxury Adventures ltd (3)	10,000	1%/ %
Common Stock	Rivers of Iceland ltd (4)	10,000	1%/ %
Common Stock	SQDA 1 ltd (5)	10,000	1%/ %
Common Stock	AH Klast ltd (6)	10,000	1%/ %
Common Stock	IHF Group ltd (7)	10,000	1%/ %
Common Stock	AGSN ehf (8)	10,000	1%/ %
Common Stock	LA ltd (9)	10,000	1%/ %
Common Stock	ROI ltd (10)	10,000	1%/ %
Common Stock	Likenia inc (11)	10,000	1%/ %
Common Stock	Alphacrux inc (12)	10,000	1%/ %
Common Stock	TA Group ltd (13)	10,000	1%/ %
Common Stock	AT Group ltd (14)	10,000	1%/ %
Common Stock	AH Group ltd (15)	10,000	1%/ %
Common Stock	Janulus inc (16)	10,000	1%/ %
Common Stock	Strigiform ltd (17)	10,000	1%/ %
Common Stock	Agust Fannar Einarsson	10,000	1%/ %
Common Stock	BS Fridriksson LLC (18)	10,000	1%/ %
Common Stock	Soley Rut Magnusdottir	10,000	1%/ %
Common Stock	Pointer White ltd (19)	10,000	1%/ %
Common Stock	SQDA 2 ltd (20)	10,000	1%/ %
Common Stock	Waterthorn ltd (21)	10,000	1%/ %
Common Stock	Worros ltd (22)	10,000	1%/ %
Common Stock	Mattport ltd (23)	10,000	1%/ %
Common Stock	Marrots ltd (24)	10,000	1%/ %
Common Stock	Mjolnir Energy Fund (25)	10,000	1%/ %
Common Stock	Nebulark ltd (26)	10,000	1%/ %
Common Stock	WE Moray ltd (27)	10,000	1%/ %
Common Stock	Ducard Holdings ltd (28)	10,000	1%/ %
Common Stock	Wolfray ltd (29)	10,000	1%/ %
Common Stock	Leapdoor ltd (30)	10,000	1%/ %
Common Stock	Dragensaw ltd (31)	10,000	1%/ %
Common Stock	Wertoch ltd (32)	10,000	1%/ %
Common Stock	Smokebay ltd (33)	10,000	1%/ %
Common Stock	Gahrt ltd (34)	10,000	1%/ %
Common Stock	Erethizon Finance ltd (35)	10,000	1%/ %
Common Stock	Mammansara ltd (36)	10,000	1%/ %
Common Stock	Pennanti ltd (37)	10,000	1%/ %
Common Stock	Felynx ltd (38)	10,000	1%/ %

(a) All shares owned by Einar Agustsson are restricted securities as defined in the Securities Act of 1933.
(b) No other person is the beneficial owner of more than five percent of any class of the Company's voting securities.
(c) Einar Agustsson is the Chief executive officer of Skajaquoda Group inc.

(1) Bjorgvin S Fridriksson retains sole voting and dispositive power over these shares.
(2) Avis Yorke retains sole voting and dispositive power over these shares.
(3) Fernando Marcellus retains sole voting and dispositive power over these shares.
(4) Christian Helvey retains sole voting and dispositive power over these shares.
(5) Mallory Wagnon retains sole voting and dispositive power over these shares.
(6) Ashlee Beauvais retains sole voting and dispositive power over these shares.
(7) Roxie Wakeland retains sole voting and dispositive power over these shares.
(8) Penelope Wiechmann retains sole voting and dispositive power over these shares.
(9) Christian Bonn retains sole voting and dispositive power over these shares.
(10) Kelly Buterbaugh retains sole voting and dispositive power over these shares.
(11) Guy Craney retains sole voting and dispositive power over these shares.
(12) Eve Blazier retains sole voting and dispositive power over these shares.
(13) Penelope Towler retains sole voting and dispositive power over these shares.
(14) Lilia Andrepont retains sole voting and dispositive power over these shares.
(15) Max Golightly retains sole voting and dispositive power over these shares.
(16) Tyrone Kier retains sole voting and dispositive power over these shares.
(17) Neil Nicholes retains sole voting and dispositive power over these shares.
(18) Jessie Schleich retains sole voting and dispositive power over these shares.
(19) Emilia Roma retains sole voting and dispositive power over these shares.
(20) Clayton Mah retains sole voting and dispositive power over these shares.
(21) Julio Vanscoy retains sole voting and dispositive power over these shares.
(22) Christian Treiber retains sole voting and dispositive power over these shares.
(23) Chandra Hinkson retains sole voting and dispositive power over these shares.
(24) Lance Bochenek retains sole voting and dispositive power over these shares.
(25) Julio Balistreri retains sole voting and dispositive power over these shares.
(26) Clayton Boley retains sole voting and dispositive power over these shares.
(27) Chandra Blay retains sole voting and dispositive power over these shares.
(28) Jami Bunkley retains sole voting and dispositive power over these shares.
(29) Ted Neyman retains sole voting and dispositive power over these shares.
(30) Jeanie Verdi retains sole voting and dispositive power over these shares.
(31) Javier Cosenza retains sole voting and dispositive power over these shares.
(32) Malinda Zerr retains sole voting and dispositive power over these shares.
(33) Kelly Swanigan retains sole voting and dispositive power over these shares.
(34) Jamie Bohanon retains sole voting and dispositive power over these shares.
(35) Nelson Mayon retains sole voting and dispositive power over these shares.
(36) Lonnie Verville retains sole voting and dispositive power over these shares.
(37) Fernando Kerry retains sole voting and dispositive power over these shares.
(38) Tania Hartigan retains sole voting and dispositive power over these shares.

Security Ownership of Management

The following table sets forth the amount and nature of beneficial ownership of any class of the Company's voting securities of all of the Company's directors and nominees and "named executive officers" as of the close of business on June 30, 2011 (the "Record Date").

Title of Class	Name and Address of Beneficial Owner (1)	Amount & Nature of Beneficial Ownership	Percent of Class Before Offering/After Offering (2)
Common Stock	Einar Agustsson	600,000 - Direct	60%/60%

(1) This table is based on 1,000,000 issued and outstanding shares.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

As of the date of this prospectus, other than the transaction described below, there are no, and have not been, any material agreements or proposed transactions, whether direct or indirect, with any of the following:

our Directors or Executive Officers;
any nominee for election as a Director;
any principal security holder identified in the preceding "Security Ownership of Management and Certain Security Holders" section; or
any relative or spouse, or relative of such spouse, of the above referenced persons.

During 2011, the Company earned $9,400 in consulting fee revenue for services rendered to Skajaquoda Capital, LLC, a privately held company owned by our chief executive officer Einar Agustsson.

During 2011, the Company earned $20,801 in consulting fee revenue for services rendered to LA, a related party owning 1% of our common stock.

During 2011, the Company incurred $10,500 in consulting expenses for services performed by Likenia, a related party owning 1% of our common stock, and has classified these expenses as deferred offering costs in the accompanying financial statements due to their association with a proposed public offering of its securities.

The Company believes these transactions were effected at fair value based on the services performed.

These services were and are provided as needed and do not have any fixed terms. Since our Chief executive officer is currently not receiving salary we did not have any significant costs associated with providing these services.

DESCRIPTION OF SECURITIES

The Company is authorized to issue ten million (10,000,000) shares of Common Stock, par value $.00001 per share (the "Common Stock").

Common Stock

As of June 30, 2011, ten million (10,000,000) shares of Common Stock, par value $.00001 per share, are authorized, of which 1,000,000 shares are issued and outstanding.

All shares of Skajaquoda Group inc. Common Stock have equal rights and privileges with respect to voting, liquidation and dividend rights. Each share of Common Stock entitles the holder thereof to:

(i) one non-cumulative vote for each share held of record on all matters submitted to a vote of the stockholders;

(ii) to participate equally and to receive any and all such dividends as may be declared by the Board of Directors out of funds legally available therefore; and

(iii) to participate pro rata in any distribution of assets available for distribution upon liquidation.

Stockholders have no preemptive rights to acquire additional shares of Common Stock or any other securities. Common shares are not subject to redemption and carry no subscription or conversion rights. All outstanding shares of Common Stock are fully paid and non-assessable.

Preferred Stock

As of June 30, 2011, no shares of Preferred Stock, are authorized and no shares are issued and outstanding.

Other Securities

As of the date hereof, no warrants, options, or debt securities have been issued. No holder of any class of stock has any preemptive right to subscribe for or purchase any kind or class of our securities.

Articles of Incorporation and By-Laws

Provisions of our articles of incorporation and bylaws described below, to be determined, may be deemed to have an anti-takeover effect and may discourage takeover attempts not first approved by our board of directors, including takeovers which certain stockholders may deem to be in their particular best interests. These provisions also could have the effect of discouraging open market purchases of our Common Stock because they may be considered disadvantageous by a stockholder who desires subsequent to such purchases to participate in a business combination transaction with us or elect a new director to our board.

Director Vacancies and Removal

Our bylaws provide that vacancies on our board of directors may be filled for the unexpired portion of the term of the director whose place is vacant by the affirmative vote of a majority of the remaining directors. Our bylaws may provide that directors may be removed from office with or without cause by a majority vote of shareholders entitled to vote at an election of directors.

Actions by Written Consent

Our bylaws provide that any action required or permitted to be taken by our stockholders or Directors at an annual or special meeting of stockholders or directors may be effected without a meeting if, before or after the action taken, a written consent setting forth the action taken is signed by a quorum of stockholders or a quorum of directors, as the case may be. Such consent may be by proxy or attorney, but all such proxies and powers of attorney must be in writing.

Special Meetings of Stockholders

Our articles of incorporation and bylaws provide that a special meeting of stockholders may be called at any time by our President, board of directors, or a majority thereof. Our bylaws may provide that only those matters included in the notice of the special meeting may be considered or acted upon at that special meeting unless otherwise provided by law.

Advance Notice of Director Nominations and Stockholder Proposals

Our bylaws include advance notice and informational requirements and time limitations on any director nomination or any new proposal which a stockholder wishes to make at an annual meeting of stockholders.

Amendment of the Certificate of Incorporation

Certain amendments to our certificate of incorporation must be approved by a majority of the outstanding shares entitled to vote with respect to such amendment.

Amendment of Bylaws

Our articles of incorporation and bylaws provide that our bylaws may be amended or repealed by our board of directors or by the stockholders.

Transfer Agent And Registrar

The Company will serve as its own stock transfer agent and has filed form TA-1 with the Securities and Exchange Commission for that purpose.

DISCLOSURE OF SEC POSITION OF INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

Our Articles of Incorporation, as amended, provides to the fullest extent permitted by Delaware law, a director or officer of the Company shall not be personally liable to the Company or its shareholders for damages for breach of such director's or officer's fiduciary duty. The effect of this provision of our Articles of Incorporation is to eliminate the rights of the Company and its shareholders (through shareholders' derivative suits on behalf of Skajaquoda Group inc.) to recover damages against a director or officer for breach of the fiduciary duty of care as a director or officer (including breaches resulting from negligent or grossly negligent behavior), except under certain situations defined by statute. The Company believes that the indemnification provisions in its Articles of Incorporation are necessary to attract and retain qualified persons as directors and officers.

Insofar as indemnification for liabilities arising under the Securities Act might be permitted to directors, officers or persons controlling our company under the provisions described above, we have been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

LEGAL MATTERS

Springs Law Firm, Charlotte, NC, will pass for us on the validity of the shares of common stock offered by this prospectus.

INTEREST OF NAMED EXPERTS AND COUNSEL

No expert or counsel named in this prospectus as having prepared or certified any part of this prospectus or having given an opinion upon the validity of the securities being registered or upon other legal matters in connection with the registration or offering of the common stock was employed on a contingency basis or had, or is to receive, in connection with the offering, a substantial interest, directly or indirectly, in the registrant or any of its parents or subsidiaries. Nor was any such person connected with the registrant or any of its parents, subsidiaries as a promoter, managing or principal underwriter, voting trustee, director, officer or employee.

EXPERTS

Our financial statements as of April 29, 2011(inception) to June 30, 2011 filed with this prospectus and registration statement have been audited by Paula S. Morelli, Certified Public Accountant, as set forth in their report accompanying the financial statements. The financial statements referred to above are included herein in reliance upon such reports given upon the authority of the firm as experts in accounting and auditing.

Available Information

We have not previously been subject to the reporting requirements of the Securities and Exchange Commission. For further information with respect to our securities and us you should review the registration statement and the exhibits and schedules thereto. Statements made in this prospectus regarding the contents of any contract or document filed as an exhibit to the registration statement are not necessarily complete. You should review the copy of such contract or document so filed.

You can inspect the registration statement and the exhibits and the schedules thereto filed with the commission, without charge, at the office of the Commission at Judiciary Plaza, 450 Fifth Street, NW, Washington, D.C. 20549. You can also obtain copies of these materials from the public reference section of the commission at 450 Fifth Street, NW, Washington, D.C. 20549, at prescribed rates. You can obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. The Commission maintains a web site on the Internet that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the Commission at HTTP://WWW.SEC.GOV.

REPORTS TO SHAREHOLDERS

As a result of filing the registration statement, we are subject to the reporting requirements of the federal securities laws, and are required to file periodic reports and other information with the SEC. We will furnish our shareholders with annual reports containing audited financial statements certified by independent public accountants following the end of each fiscal year and quarterly reports containing unaudited financial information for the first three quarters of each fiscal year following the end of such fiscal quarter.

REPORT OF REGISTERED INDEPENDENT PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders of
Skajaquoda Group, Inc.

We have audited the accompanying balance sheet of Skajaquoda Group, Inc.
(the Company") , a development stage enterprise, at June 30, 2010 and the related statements of operations, stockholders' equity, and cash flows for the period April 29, 2011( inception) to June 30, 2011. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on the financial statements based on my audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Skajaquoda Group, Inc. as of June 30, 2011 and for the period April 29, 2011( inception) to June 30, 2011 in conformity with accounting principles generally accepted in the United States.

The financial statements referred to above have been prepared assuming that the Company will continue as a going concern. If future financing is unavailable, the Company may not be able to meet its ongoing obligations, in which case the realizable values of its assets may decline materially from current estimates. The Company plans to improve its financial condition by obtaining new financing. As discussed in Note 2 to the financial statements, the Company's present financial situation raises substantial doubt about its ability to continue as a going concern. Management's plans with regard to this matter are also described in Note 2. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/s/ Paula S. Morelli CPA
Paula S. Morelli, CPA
Freeport, New York
August 31, 2011

Skajaquoda Group, Inc. (A Development Stage Entity)

Balance Sheet
29 April, 2011(Inception) to June 30, 2011

June 30, 2011
Assets
Current assets
Cash and cash equivalents	$8,960
Accounts receivable	7,900
Deferred offering costs	10,500
Total current assets	27,360

Noncurrent assets
Loan receivable	20,730
Total noncurrent assets	20,730
Total assets	$20,730

Liabilities and Stockholders Equity
Current liabilities
Current income taxes payable	$9,503
Demand loans payable to related party
Total current liabilities	9,503
Total liabilities	9,503

Stockholders' Equity
Common stock, $0.00001 par value, 10,000,000 shares authorized, 1,000,000 shares issued and outstanding at June 30, 2011	$10
Additional paid-in capital	20,129
Retained earnings	18,448
Total stockholders equity	38,587

Total liabilities and stockholders equity	$48,090

The accompanying notes are in integral part of the financial statements.

Skajaquoda Group, Inc. (A Development Stage Entity)

Statement of Operations
For the Period From April 29, 2011 (Inception) June 30, 2011

2011
Revenue
Consulting services - related party	$20,801
Consulting services - related party	9,400
Total revenue	30,201

Expenses
General administrative	2,250
Total expenses	2,250

Total income before income taxes	27,951

Income tax expense	27,951
Net income	18,448

Earnings per share
Basic	$0.0184
Diluted	$0.0184

Weighted average common shares
Basic	1,000,000
Diluted	1,000,000

The accompanying notes are in integral part of the financial statements.

Skajaquoda Group, Inc. (A Development Stage Entity)

Statement of Changes in Stockholders' Equity
For the Period From April 29, 2011 (Inception) June 30, 2011

	Common Stock		Additional Paid-in Capital	Retained Earnings	Total
	Shares	Amount
Balance at April 29, 2011	-	$ -	$ -	$ -	$ -
Issuance of common stock	1,000,000	10	$ 20,129	-	20,139
Net income	-	-	-	18,448	18,448
Balance at 30 June 2011	1,000,000	$ 10	$ 20,129	$ 18,448	$ 38,587

The accompanying notes are in integral part of the financial statements.

Skajaquoda Group, Inc. (A Development Stage Entity)

Statement of Cash Flows
For the Period From April 29, 2011 (Inception) to June 30, 2011

2011
Cash flow from operating activities
Net income	$18,448
Adjustments to reconcile net income to net cash
provided by operating activities:
Increase in accounts receivable	(7,900)
Increase in income taxes payable	9,503
Net cash provided by operating activities	$20,051

Cash flow from investing activities
Issuance of loan receivable	(20,730)
Cash flow used in investing activities	$(20,730)

Cash flow from financing activities
Issuance of common stock	20,139
Payment of deferred offering costs	(10,500)
Cash flow provided by financing activities	$9,639

Net increase in cash and cash equivalents	8,960

Cash and cash equivalents at beginning of period

Cash and cash equivalents at end of period	$8,960

Interest paid	$-

Taxes paid	$-

The accompanying notes are in integral part of the financial statements.

Skajaquoda Group, Inc.

Notes to Financial Statements as of June 30, 2011 and
For the Period From April 29, 2011 (Inception) to June 30, 2011

1. Incorporation and Operations

Skajaquoda Group Inc. ("Skajaquoda" or the "Company") is domiciled in Delaware, and commenced operations on April 29, 2011 (Inception). The Company plans to become a registered investment advisor.

Based on the Company's business plan, it is a development stage company since planned principle operations have not yet commenced. Accordingly, the Company has prepared its financial statements in accordance with accounting principles generally accepted in the United States of America ("GAAP") that apply to developing enterprises. As a development stage entity, the Company discloses its retained earnings during the development stage and the cumulative statements of operations and cash flows from commencement of development stage to the current balance sheet date. The development stage began on April 29, 2011, when the Company was organized.

2. Going Concern

The preparation of financial statements in accordance with GAAP contemplates that operations will be sustained for a reasonable period. The Company is in the development stage and is dependent on outside sources of financing for continuation of its operations. These conditions raise substantial doubt about the ability of the Company to continue as a going concern for a reasonable period.

The company plans to improve its financial condition thru a private placement. However, there is no assurance that the company will be successful in accomplishing this objective. Management believes that this plan provides an opportunity for the Company to continue as a going concern. We cannot give any assurances regarding the success of management's plans. Our financial statements do not include adjustments relating to the recoverability of recorded assets or liabilities that might be necessary should we be unable to continue as a going concern.

3. Significant Accounting Policies

Cash and Cash Equivalents - For purposes of the statements of cash flows, the Company considers all highly liquid investments with original maturities of three months of less to be cash equivalents. Cash and cash equivalents are stated at cost which approximates fair value.

Accounts Receivable - The Company grants credit to customers in the normal course of operations. Accounts receivables are based on management's evaluation of outstanding receivables at year end. Allowance for doubtful accounts, if any, is provided based on the review of outstanding receivables, historical experience and economic conditions. Uncollectible accounts are expensed in the period such amounts are determined.

Loan Receivable - Loans receivable are financial assets with fixed or determinable payments that are not quoted in an active market are measured at amortized cost using the effective interest method, less any impairment. Loans receivable are assessed for indicators of impairment at the end of each reporting period, and are considered to be impaired when there is objective evidence that, as a result of one or more events that occurred after the initial recognition of the financial asset, the estimated future cash flows of the investment have been affected.

Deferred Offering Costs - As of June 30, 2011, the Company had incurred $10,500, related to a proposed public offering of its securities. The Company has carried these costs as deferred offering costs in its financial statements. If the offering is successful, these costs will be charged against the proceeds as an adjustment to additional paid-in capital. If the offering is unsuccessful, these costs will be expensed.

Revenue - Revenue is recognized as earned from the performance of services in accordance with SEC Staff Bulletin No. 104, "Revenue Recognition" ("SAB 104"). Under SAB 104, service revenues are recognized when persuasive evidence of an arrangement exists, service has been performed, the sales price is fixed and determinable, and collectability is reasonably assured.

Income Taxes - The Company follows the asset and liability method of accounting for future income taxes. Under this method, future income tax assets and liabilities are recorded based on temporary differences between the carrying amount of assets and liabilities and their corresponding tax basis. In addition, the future benefits of income tax assets including unused tax losses, are recognized, subject to a valuation allowance to the extent that it is more likely than not that such future benefits will ultimately be realized. Future income tax assets and liabilities are measured using enacted tax rates and laws expected to apply when the tax liabilities or assets are to be either settled or realized. The Company does not have any significant deferred tax asset or liabilities at June 30, 2011. The Company's effective tax rate approximates the Federal statutory rates.

Earnings Per Share - Basic earnings per share is computed by dividing net income by the weighted average number of shares of common stock outstanding during the period. Diluted earnings per share is computed by dividing net income by the weighted average number of shares of common stock, common stock equivalents and potentially dilutive securities outstanding during each period. The Company has no potentially dilutive common shares at June 30, 2011.

Other Comprehensive Income - Other comprehensive loss represents the change in equity of an enterprise during a period from transactions from non-owner sources. The company has no accounts or transactions that give rise to other comprehensive income.

Fair Value - The fair values of accounts receivable and taxes payable approximates their carrying values due to the short-term nature of these instruments. The fair value of loan receivable approximates its carrying value due the proximity of its issuance date to the date of the accompanying financial statements.

Use of Estimates - The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the financial statements and reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. Management believes that the estimates are reasonable.

4. Loan Receivable

On June 23, 2011, the Company disbursed $20,730 under a $25,000 line of credit ("Note") to an unrelated party. The unpaid principal of this line of credit shall bear simple interest at the rate of 5% per annum. Interest shall be calculated based on the principal balance as may be adjusted from time to time to reflect additional advances made hereunder. Interest on the unpaid balance of this Note shall accrue monthly but shall not be due and payable until June 22, 2016, when the principal balance of this Note becomes due and payable. No consideration was received for this disbursement.

5. Stockholders' Equity

Common Stock - The Company is authorized to issue ten million (10,000,000) shares of shares of CommonStock, par value $.00001 per share (the "Common Stock").

As of June 30, 2011, ten million (10,000,000) shares of Common Stock, par value $.00001 per share, are authorized, of which 1,000,000 shares are issued and outstanding.

All shares of the Company's Common Stock have equal rights and privileges with respect to voting, liquidation and dividend rights. Each share of Common Stock entitles the holder thereof to:

One non-cumulative vote for each share held of record on all matters submitted to a vote of the stockholders;
To participate equally and to receive any and all such dividends as may be declared by the Board of Directors out of funds legally available therefore; and
To participate pro rata in any distribution of assets available for distribution upon liquidation.

Stockholders have no preemptive rights to acquire additional shares of Common Stock or any other securities. Common shares are not subject to redemption and carry no subscription or conversion rights. All outstanding shares of Common Stock are fully paid and non-assessable.

Preferred Stock - As of June 30, 2011, no shares of Preferred Stock are authorized and no shares are issued andoutstanding.

6. Related Party Transactions

During 2011, the Company earned $9,400 in consulting fee revenue for services rendered to Skajaquoda Capital, LLC, a privately held company owned by our chief executive officer Einar Agustsson. Skajaquoda Capital, LLC is in the business of investing in stocks, bonds, options and other securities.

During 2011, the Company earned $20,801 in consulting fee revenue for services rendered to LA, a related party owning 1% of our common stock. LA is in the business of investing in stocks, bonds, options and other securities.

During 2011, the Company incurred $10,500 in consulting expenses for services performed by Likenia, a related party owning 1% of our common stock, and has classified these expenses as deferred offering costs in the accompanying financial statements due to their association with a proposed public offering of its securities. Likenia is in the business of providing consulting services to businesses.

The Company believes these transactions were effected at fair value based on the services performed.

These services were and are provided as needed and do not have any fixed terms. Since our Chief executive officer is currently not receiving salary we did not have any significant costs associated with providing these services.

Skajaquoda Group, Inc. (A Development Stage Entity)

Balance Sheet
For the period ended September 30, 2011

UNAUDITED

September 30, 2011
Assets
Current assets
Cash and cash equivalents	$103,811
Accounts receivable	0
Deferred offering costs	19,500
Total current assets	123,311

Noncurrent assets
Loan receivable	20,730
Total noncurrent assets	20,730
Total assets	$20,730

Liabilities and Stockholders Equity
Current liabilities
Current income taxes payable	$0
Loan	110,000
Total current liabilities	110,000
Total liabilities	110,000

Stockholders' Equity
Common stock, $0.00001 par value, 10,000,000 shares authorized, 1,000,000 shares issued and outstanding at September 30, 2011	$10
Additional paid-in capital	20,129
Retained earnings	12,299
Total stockholders equity	32,438

Total liabilities and stockholders equity	$142,438

The accompanying notes are in integral part of the financial statements.

Skajaquoda Group, Inc. (A Development Stage Entity)

Statement of Operations
For the period ended September 30, 2011

UNAUDITED

	Three months ended September 30, 2011	From April 29, 2011 (Inception) to September 30, 2011
Revenue
Consulting services - related party	$0	20,801
Consulting services - related party	0	9,400
Total revenue	0	30,201

Expenses
General administrative	6,149	8,399
Total expenses	6,149	8,399

Total income before income taxes	(6,149)	21,802

Income tax expense	0	21,802
Net income	(6,149)	12,299

Earnings per share
Basic	$(0.0061)	0.0123
Diluted	$(0.0061)	0.0123

Weighted average common shares
Basic	1,000,000	1,000,000
Diluted	1,000,000	1,000,000

The accompanying notes are in integral part of the financial statements.

Skajaquoda Group, Inc. (A Development Stage Entity)

Statement of Changes in Stockholders' Equity
For the period ended September 30, 2011

UNAUDITED

	Common Stock		Additional Paid-in Capital	Retained Earnings	Total
	Shares	Amount
Balance at April 29, 2011	-	$ -	$ -	$ -	$ -
Issuance of common stock	1,000,000	10	$ 20,129	-	20,139
Net income	-	-	-	12,299	12,299
Balance at 30 September 2011	1,000,000	$ 10	$ 20,129	$ 12,299	$ 32,438

The accompanying notes are in integral part of the financial statements.

Skajaquoda Group, Inc. (A Development Stage Entity)

Statement of Cash Flows
For the period ended September 30, 2011

UNAUDITED

	Three months ended September 30, 2011	From April 29, 2011 (Inception) to September 30, 2011
Cash flow from operating activities
Net income	$(6,149)	12,299
Adjustments to reconcile net income to net cash
provided by operating activities:
Increase in accounts receivable	0	(7,900)
Increase in income taxes payable	0	9,503
Net cash provided by operating activities	$0	13,902

Cash flow from investing activities
Issuance of loan receivable	0	(20,730)
Cash flow used in investing activities	$0	(20,730)

Cash flow from financing activities
Issuance of common stock	0	20,139
Payment of deferred offering costs	(9,000)	(19,500)
Proceeds from demand loans from related party	110,000	110,000
Cash flow provided by financing activities	$101,000	110,639

Net increase in cash and cash equivalents	94,851	103,811

Cash and cash equivalents at beginning of period	8,960

Cash and cash equivalents at end of period	$103,811	103,811

Interest paid	$-	-

Taxes paid	$9,503	9,503

The accompanying notes are in integral part of the financial statements.

Skajaquoda Group, Inc.

Notes to Financial Statements as of September 30, 2011

1. Incorporation and Operations

Skajaquoda Group Inc. ("Skajaquoda" or the "Company") is domiciled in Delaware, and commenced operations on April 29, 2011 (Inception). The Company plans to become a registered investment advisor.

Based on the Company's business plan, it is a development stage company since planned principle operations have not yet commenced. Accordingly, the Company has prepared its financial statements in accordance with accounting principles generally accepted in the United States of America ("GAAP") that apply to developing enterprises. As a development stage entity, the Company discloses its retained earnings during the development stage and the cumulative statements of operations and cash flows from commencement of development stage to the current balance sheet date. The development stage began on April 29, 2011, when the Company was organized.

2. Going Concern

The preparation of financial statements in accordance with GAAP contemplates that operations will be sustained for a reasonable period. The Company is in the development stage and is dependent on outside sources of financing for continuation of its operations. These conditions raise substantial doubt about the ability of the Company to continue as a going concern for a reasonable period.

The company plans to improve its financial condition thru a private placement. However, there is no assurance that the company will be successful in accomplishing this objective. Management believes that this plan provides an opportunity for the Company to continue as a going concern. We cannot give any assurances regarding the success of management's plans. Our financial statements do not include adjustments relating to the recoverability of recorded assets or liabilities that might be necessary should we be unable to continue as a going concern.

3. Significant Accounting Policies

Cash and Cash Equivalents - For purposes of the statements of cash flows, the Company considers all highly liquid investments with original maturities of three months of less to be cash equivalents. Cash and cash equivalents are stated at cost which approximates fair value.

Accounts Receivable - The Company grants credit to customers in the normal course of operations. Accounts receivables are based on management's evaluation of outstanding receivables at year end. Allowance for doubtful accounts, if any, is provided based on the review of outstanding receivables, historical experience and economic conditions. Uncollectible accounts are expensed in the period such amounts are determined.

Loan Receivable - Loans receivable are financial assets with fixed or determinable payments that are not quoted in an active market are measured at amortized cost using the effective interest method, less any impairment. Loans receivable are assessed for indicators of impairment at the end of each reporting period, and are considered to be impaired when there is objective evidence that, as a result of one or more events that occurred after the initial recognition of the financial asset, the estimated future cash flows of the investment have been affected.

Deferred Offering Costs - As of September 30, 2011, the Company had incurred $19,500, related to a proposed public offering of its securities. The Company has carried these costs as deferred offering costs in its financial statements. If the offering is successful, these costs will be charged against the proceeds as an adjustment to additional paid-in capital. If the offering is unsuccessful, these costs will be expensed.

Revenue - Revenue is recognized as earned from the performance of services in accordance with SEC Staff Bulletin No. 104, "Revenue Recognition" ("SAB 104"). Under SAB 104, service revenues are recognized when persuasive evidence of an arrangement exists, service has been performed, the sales price is fixed and determinable, and collectability is reasonably assured.

Income Taxes - The Company follows the asset and liability method of accounting for future income taxes. Under this method, future income tax assets and liabilities are recorded based on temporary differences between the carrying amount of assets and liabilities and their corresponding tax basis. In addition, the future benefits of income tax assets including unused tax losses, are recognized, subject to a valuation allowance to the extent that it is more likely than not that such future benefits will ultimately be realized. Future income tax assets and liabilities are measured using enacted tax rates and laws expected to apply when the tax liabilities or assets are to be either settled or realized. The Company does not have any significant deferred tax asset or liabilities at September 30, 2011. The Company's effective tax rate approximates the Federal statutory rates.

Earnings Per Share - Basic earnings per share is computed by dividing net income by the weighted average number of shares of common stock outstanding during the period. Diluted earnings per share is computed by dividing net income by the weighted average number of shares of common stock, common stock equivalents and potentially dilutive securities outstanding during each period. The Company has no potentially dilutive common shares at September 30, 2011.

Other Comprehensive Income - Other comprehensive loss represents the change in equity of an enterprise during a period from transactions from non-owner sources. The company has no accounts or transactions that give rise to other comprehensive income.

Fair Value - The fair values of accounts receivable and taxes payable approximates their carrying values due to the short-term nature of these instruments. The fair value of loan receivable approximates its carrying value due the proximity of its issuance date to the date of the accompanying financial statements.

Use of Estimates - The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the financial statements and reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. Management believes that the estimates are reasonable.

4. Loan Receivable

On June 23, 2011, the Company disbursed $20,730 under a $25,000 line of credit ("Note") to an unrelated party. The unpaid principal of this line of credit shall bear simple interest at the rate of 5% per annum. Interest shall be calculated based on the principal balance as may be adjusted from time to time to reflect additional advances made hereunder. Interest on the unpaid balance of this Note shall accrue monthly but shall not be due and payable until June 22, 2016, when the principal balance of this Note becomes due and payable. No consideration was received for this disbursement.

5. Stockholders' Equity

Common Stock - The Company is authorized to issue ten million (10,000,000) shares of shares of CommonStock, par value $.00001 per share (the "Common Stock").

As of September 30, 2011, ten million (10,000,000) shares of Common Stock, par value $.00001 per share, are authorized, of which 1,000,000 shares are issued and outstanding.

All shares of the Company's Common Stock have equal rights and privileges with respect to voting, liquidation and dividend rights. Each share of Common Stock entitles the holder thereof to:

One non-cumulative vote for each share held of record on all matters submitted to a vote of the stockholders;
To participate equally and to receive any and all such dividends as may be declared by the Board of Directors out of funds legally available therefore; and
To participate pro rata in any distribution of assets available for distribution upon liquidation.

Stockholders have no preemptive rights to acquire additional shares of Common Stock or any other securities. Common shares are not subject to redemption and carry no subscription or conversion rights. All outstanding shares of Common Stock are fully paid and non-assessable.

Preferred Stock - As of September 30, 2011, no shares of Preferred Stock are authorized and no shares are issued andoutstanding.

6. Related Party Transactions

During 2011, the Company earned $9,400 in consulting fee revenue for services rendered to Skajaquoda Capital, LLC, a privately held company owned by our chief executive officer Einar Agustsson. Skajaquoda Capital, LLC is in the business of investing in stocks, bonds, options and other securities.

During 2011, the Company earned $20,801 in consulting fee revenue for services rendered to LA, a related party owning 1% of our common stock. LA is in the business of investing in stocks, bonds, options and other securities.

During 2011, the Company incurred $19,500 in consulting expenses for services performed by Likenia, a related party owning 1% of our common stock, and has classified these expenses as deferred offering costs in the accompanying financial statements due to their association with a proposed public offering of its securities. Likenia is in the business of providing consulting services to businesses.

The Company believes these transactions were effected at fair value based on the services performed.

These services were and are provided as needed and do not have any fixed terms. Since our Chief executive officer is currently not receiving salary we did not have any significant costs associated with providing these services.

During 2011, the Company entered into a loan agreement with Einar Agustsson the chief executive officer of the company and owner of 60% of our common stock to borrow $110,000 to fund operations. The loan does not bear interest and is due on demand.

7. Demand Loan Payable

Effective September 30, 2011, the Company entered into a loan agreement with a related party to borrow $110,000 to fund operations. The loan does not bear interest and is due on demand.

PART II - INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 1. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.
The expenses to be paid by us in connection with the securities being registered are as follows:
AMOUNT
Securities and Exchange Commission Registration Fee	$2
Accounting Fees and Expenses	3,550
Legal Fees and Expenses	1,100
Transfer Agent and Registrar Fees and Expenses	250
Printing Expenses	100
Miscellaneous Expenses	10,500
Total	$15,502*

________________
*Estimated amount

ITEM 2. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

Limitation on Liability of Officers and Directors of the Company

Section 102(b)(7) of the Delaware General Corporation Law enables a corporation in its original certificates of incorporation or an amendment thereto to eliminate or limit the personal liability of a director for violations of the director's fiduciary duty, except (i) for any breach of the director's duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) for liability of directors for unlawful payment of dividends or unlawful stock purchase or redemptions pursuant to Section 174 of the Delaware General Corporation Law or (iv) for any transaction from which a director derived an improper personal benefit. Our certificate of incorporation includes a provision that eliminates the personal liability of directors for monetary damages for actions taken as a director to the fullest extent authorized by the Delaware General Corporation Law.

Section 145(a) of the Delaware General Corporation Law provides in relevant part that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding (other than an action by or in the right of the corporation) by reason of the fact that such person is or was a director or officer of the corporation, or is or was serving at the request of the corporation as a director or officer of another entity, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe such person's conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction or upon a plea of nolo contedere or its equivalent, shall not, of itself, create a presumption that such person did not act in good faith and in a manner which such person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had reasonable cause to believe that such person's conduct was lawful.

Section 145(b) of the Delaware General Corporation Law provides in relevant part that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that the person is or was a director or officer of the corporation, or is or was serving at the request of the corporation as a director or officer of another entity, against expenses (including attorneys' fees) actually and reasonably incurred by such person in connection with the defense or settlement of such action or suit if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

Section 145(f) of the Delaware General Corporation Law provides that a right to indemnification or to advancement of expenses arising under a provision of the certificate of incorporation shall not be eliminated or impaired by an amendment to such provision after the occurrence of the act or omission which is the subject of the civil, criminal, administrative or investigation action, suit or proceeding for which indemnification or advancement of expenses is sought.

ITEM 3. UNDERTAKINGS.

The Company hereby undertakes to:

(1) File, during any period in which it offers or sells securities, a post-effective amendment to this registration statement to:

Include any prospectus required by section 10(a)(3) of the Securities Act; and

Reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the registration statement; and notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b)) if, in the aggregate, the changes in the volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

Include any additional or changed material information on the plan of distribution.

provided, however, that paragraphs (i) and (ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to Section 13 or Section 14(d) of the Securities Exchange Act of 1934;

2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof;

3) To remove from registration by means of a post-effective amendment any of the securities being registered hereby which remain unsold at the termination of the offering;

4) That, for the purpose of determining liability of the undersigned registrant under the Securities Act to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i) Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424 of Regulation C of the Securities Act;

(ii) Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii) The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv) Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the "Act") may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.

In the event that a claim for indemnification against such liabilities (other than the payment by us of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by us is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

(5) For the purpose of determining liability under the Securities Act to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

ITEM 4. UNREGISTERED SECURITIES ISSUED OR SOLD WITHIN ONE YEAR.

We arbitrarily selected the price for the common stock in connection with the issuances indicated below. Since an underwriter was not retained to offer our securities, our establishment of the offering price of our shares was not determined by negotiation with an underwriter. The offering price does not bear any relationship whatsoever to our assets, earnings, book value or any other objective standard of value. Among the factors we considered in determining the offering price were:

(1) Our lack of an operating history,

(2) Our relative cash requirements.

On 04/29/2011 we sold 600,000 shares of our common stock to our Chief Executive Officer, Einar Agustsson, at 0.0002316 per share. The shares were sold pursuant to the exemption for non-public offerings under Section 4(2) of the Securities Act.

On 05/17/2011the company filed a notice of exempt offering of securities according to regulation D rule 506 of the securities act. The company sold 400,000 shares of its common stock to outside investors in a private placement. Each investor bought 10,000 shares of common stock for 0.05 per share. After the purchase each investor that participated in the offering holds 1% of the company's common stock. The names of the investors that bought shares in the offering are: Bjorgvin F ehf, Vergar Capital AF inc, Luxury Adventures ltd, Rivers of Iceland, SQDA 1 ltd, AH Klast ltd, IHF Group ltd, AGSN ehf, LA ltd, ROI ltd, Likenia inc, Alphacrux inc, TA Group ltd, AT Group ltd, AH Group ltd, Janulus inc, Strigiform ltd, Agust Fannar Einarsson, BS Fridriksson LLC, Soley Rut Magnusdottir, Pointer White ltd, SQDA 2 ltd, Waterthorn ltd, Worros ltd, Mattport ltd, Marrots ltd, Mjolnir Energy Fund, Nebulark ltd, WE Moray ltd, Ducard Holdings ltd, Wolfray ltd, Leapdoor ltd, Dragensaw ltd, Wertoch ltd, Smokebay ltd, Gahrt ltd, Erethizon Finance ltd, Mammansara ltd, Pennanti ltd, Felynx ltd.

ITEM 5. INDEX TO EXHIBITS.

3.1	Certificate of Incorporation
3.2	Bylaws
4.1	Specimen Stock Certificate
5.1	Consent and Opinion Springs Law Firm
14.1	Code of Ethics
23.1	Consent of Paula S. Morelli CPA P.C

ITEM 6. DESCRIPTION OF EXHIBITS.
See Item 5 above.

SIGNATURES

In accordance with the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements of filing on Form S-1 and authorized this registration statement to be signed on its behalf by the undersigned, in the City of Wilmington, Delaware, on December 19, 2011.

SKAJAQUODA GROUP, INC.

By: /s/ EINAR AGUSTSSON

Einar Agustsson, President, CEO, & Director

In accordance with the requirements of the Securities Act of 1933, this registration statement was signed by the following persons in the capacities and on the dates stated.

SIGNATURE	TITLE	DATE
By: /s/ EINAR AGUSTSSON	President, CEO, & Director	December 19, 2011
Einar Agustsson

By: /s/ EINAR AGUSTSSON	Principal Financial Officer	December 19, 2011
Einar Agustsson

By: /s/ EINAR AGUSTSSON	Principal Accounting Officer	December 19, 2011
Einar Agustsson